Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268622

CRESCENT PRIVATE CREDIT INCOME CORP.

SUPPLEMENT NO. 1 DATED MAY 15, 2025

TO THE PROSPECTUS DATED APRIL 29, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Crescent Private Credit Income Corp. (the “Fund”), dated April 29, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the Securities and Exchange Commission on May 15, 2025 (the “Form 10-Q”). The Form 10-Q is attached to this Supplement as Appendix A.

Please retain this Supplement with your Prospectus.

Appendix A

11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2025

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 814-01599

Crescent Private Credit Income Corp.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	88-4283363
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA	90025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 235-5900

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares of the Registrant’s common stock, par value $0.01 per share outstanding at May 15, 2025 was 9,428,815 shares of Class I Common Stock ("Class I Shares") and 1,786 shares of Class S Common Stock ("Class S Shares").

Common shares outstanding exclude May 1, 2025 subscriptions since the issuance price is not yet finalized at the date of this filing.

2

CRESCENT PRIVATE CREDIT INCOME CORP.

FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2025

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Crescent Private Credit Income Corp (together, with its consolidated subsidiaries, the “Company," “we” or “our”), our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•
the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments;
•
regulations governing our operation as a business development company;
•
financing investments with borrowed money;
•
operation in a highly competitive market for investment opportunities;
•
risks associated with original issue discount (“OID”) and payment-in-kind (“PIK”) interest income;
•
changes in interest rates may affect our cost of capital and net investment income;
•
the impact of changes in Secured Overnight Financing Rate (“SOFR”), or other benchmark rates on our operating results;
•
uncertainty as to the value of certain portfolio investments;
•
our ability to deploy any capital raised in sales of our Common Shares;
•
lack of liquidity in investments;
•
the impact of changes in laws or regulations (including the interpretation thereof), including tax laws, governing our operations or the operations of our portfolio companies;
•
political and regulatory conditions that contribute to uncertainty and market volatility, including the legislative, regulatory, trade and other policies associated with the new administration;
•
the conflict in the Middle East and the Russia-Ukraine War;
•
the timing, form and amount of any dividend distributions;
•
risks regarding distributions;
•
potential resignation of the Adviser and/or the Administrator;
•
potential adverse effects of price declines and illiquidity in the corporate debt markets;
•
potential impact of economic recessions or downturns;
•
defaults by portfolio companies;
•
the outcome and impact of any litigation;
•
uncertainty surrounding the financial stability of the United States, Europe and China;
•
adverse developments in the credit markets; and
•
potential fluctuation in quarterly operating results.

Although we believe that the assumptions on which these forward-looking statements are based upon are reasonable, some of those assumptions may be based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Quarterly Report on Form 10-Q (the “Quarterly Report”) should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Quarterly Report, or other information incorporated herein by reference, as applicable. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including registration statements on Form N-2, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this report because we are an investment company.

PART I. Financial Information
Item 1. Financial Statements

Crescent Private Credit Income Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except for per share data)

	As of March 31, 2025 (Unaudited)	As of December 31, 2024

Assets
Investments, at fair value
Non-controlled non-affiliated investments (cost of $306,628 and $280,031, respectively)	$308,031	$282,161
Cash and cash equivalents	86,426	10,695
Restricted cash and cash equivalents	5,379	10,672
Receivable from unsettled transactions	4,243	1,299
Interest receivable	1,744	1,372
Deferred offering costs	1,497	2,202
Other assets	4,259	3,377
Total assets	$411,579	$311,778

Liabilities
Debt (net of deferred financing costs of $1,965 and $1,413, respectively)	$155,811	$110,566
Subscriptions received in advance	51,553	8,500
Payable for investments purchased	6,471	2,094
Interest and other debt financing costs payable	1,756	1,917
Distribution payable	1,538	1,536
Management fees payable	573	545
Accrued expenses and other liabilities	5,932	5,895
Total liabilities	223,634	131,053

Commitments and Contingencies (Note 7)
Net assets
Common stock, par value $0.01 per share (300,000,000 shares authorized, 6,991,873 and 6,677,756 shares issued and outstanding, respectively)	70	67
Paid-in capital in excess of par value	179,590	171,093
Accumulated earnings/(loss)	8,285	9,565
Total net assets	187,945	180,725
Total liabilities and net assets	$411,579	$311,778
Net asset value per share (Class I)	$26.88	$27.06

See accompanying notes

Crescent Private Credit Income Corp.
Consolidated Statements of Operations
(in thousands, except for per share data)
(Unaudited)

	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Investment Income:
From non-controlled non-affiliated investments:
Interest income	$7,018	$3,970
Paid-in-kind interest	406	-
Other income	200	42
Total investment income	7,624	4,012

Expenses:
Interest and other debt financing costs	2,121	828
Offering costs	960	-
Management fees	582	408
Income based incentive fees	360	302
Professional fees	187	253
Directors’ fees	106	53
Capital gains based incentive fees	(188)	69
Other general and administrative expenses	719	459
Total expenses	4,847	2,372
Management fees waiver	(9)	(408)
Income based incentive fees waiver	(360)	(302)
Capital gains based incentive fees waiver	188	(69)
Expense support reimbursement	(1,972)	-
Net expenses	2,694	1,593
Net investment income before taxes	4,930	2,419
Provision for excise taxes	81	-
Net investment income	4,849	2,419
Net realized and unrealized gains (losses) on investments:
Net realized gain (loss) on:
Non-controlled non-affiliated investments	(197)	-
Foreign currency transactions	(27)	-
Net change in unrealized appreciation (depreciation) on:
Non-controlled non-affiliated investments	(727)	546
Foreign currency translation	(563)	-
Net realized and unrealized gains (losses) on investments	(1,514)	546
Net increase in net assets resulting from operations	$3,335	$2,965

See accompanying notes

Crescent Private Credit Income Corp.
Consolidated Statements of Changes in Net Assets
(in thousands, except share and per share data)
(Unaudited)

	Common Stock
	Class I Shares	Par Amount	Paid in Capital in Excess of Par Value	Accumulated Earnings (Loss)	Total Net Assets
Balance at December 31, 2024	6,677,756	$67	$171,093	$9,565	$180,725
Net increase (decrease) in net assets resulting from operations:
Net investment income	-	-	-	4,849	4,849
Net realized gain (loss) on investments	-	-	-	(224)	(224)
Net change in unrealized appreciation (depreciation) on investments and foreign currency translation	-	-	-	(1,290)	(1,290)
Issuance of common stock - Class I shares	314,117	3	8,497	-	8,500
Distributions to stockholders	-	-		(4,615)	(4,615)
Total increase (decrease) for the three months ended March 31, 2025	314,117	$3	$8,497	$(1,280)	$7,220
Balance at March 31, 2025	6,991,873	$70	$179,590	$8,285	$187,945

	Common Stock
	Class I Shares	Par Amount	Paid in Capital in Excess of Par Value	Accumulated Earnings (Loss)	Total Net Assets
Balance at December 31, 2023	3,977,799	$40	$99,875	$3,943	$103,858
Net increase (decrease) in net assets resulting from operations:
Net investment income	-	-	-	2,419	2,419
Net change in unrealized appreciation (depreciation) on investments and foreign currency translation	-	-	-	546	546
Issuance of common stock - Class I shares	1,953,458	19	51,431	-	51,450
Total increase (decrease) for the three months ended March 31, 2024	1,953,458	$19	$51,431	$2,965	$54,415
Balance at March 31, 2024	5,931,257	$59	$151,306	$6,908	$158,273

See accompanying notes

Crescent Private Credit Income Corp.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$3,335	$2,965
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used for) operating activities:
Purchases of investments	(72,469)	(54,105)
Paid-in-kind interest income	(406)
Proceeds from sales of investments and principal repayments	46,398	4,756
Net realized (gain) loss on investments, foreign currency transactions	224	-
Net change in unrealized (appreciation) depreciation on investments, foreign currency translation	1,290	(546)
Amortization of premium and accretion of discount, net	(344)	(243)
Amortization of deferred offering costs	960	-
Amortization of deferred financing costs	90	90
Change in operating assets and liabilities:
(Increase) decrease in receivable from unsettled transactions	(2,944)	0
(Increase) decrease in interest receivable	(372)	(1,106)
(Increase) decrease in other assets	(882)	3
Increase (decrease) in payable for investment purchased	4,377	7,651
Increase (decrease) in interest and other debt financing costs payable	(161)	554
Increase (decrease) in management fees payable	28	-
Increase (decrease) in accrued expenses and other liabilities	37	(203)
Net cash provided by (used for) operating activities	$(20,839)	$(40,184)

Cash flows from financing activities:
Proceeds from issuance of common stock	8,500	51,450
Increase (decrease) in subscriptions received in advance	43,053	-
Distributions paid	(4,613)	-
Offering costs paid	(255)	-
Borrowings on credit facilities	63,797	22,500
Repayments on credit facilities	(18,000)	-
Deferred financing and debt issuance costs paid	(642)	-
Net cash provided by (used for) financing activities	91,840	73,950
Effect of exchange rate changes on cash denominated in foreign currency	(563)	-
Net increase (decrease) in cash and cash equivalents	70,438	33,766
Cash and cash equivalents, restricted cash and foreign currency, beginning of period	21,367	28,754
Cash and cash equivalents, restricted cash and foreign currency, end of period (1)	$91,805	$62,520

Supplemental and non-cash financing activities:
Cash paid during the period for interest	$1,903	$172
Cash paid during the period for taxes	$327	$110

(1) As of March 31, 2025, the balance included cash and cash equivalents of $86,426 (including cash denominated in foreign currency of $128) and restricted cash and cash equivalents of $5,379. As of December 31, 2024, the balance included cash and cash equivalents of $10,695 (including cash denominated in foreign currency of $40) and restricted cash and cash equivalents of $10,672 (including cash denominated in foreign currency of $440).

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Investments (1)(2)(3)
United States
Debt Investments
Capital Goods
Brand Industrial Services (7)	Senior Secured First Lien Term Loan	S + 450	8.79%	08/2030	$643	$638	0.3%	$610
CP Atlas (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)		11/2027	820	813	0.4	761
Fairbanks Morse Defense (7)	Senior Secured First Lien Term Loan	S + 450 (75 Floor)	8.80%	06/2028	1,010	1,000	0.5	1,007
Fairbanks Morse Defense (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	7.81%	06/2030	559	559	0.3	558
GB Eagle Buyer, Inc. (4)(5)	Unitranche First Lien Delayed Draw Term Loan			12/2030	-	(6)	(0.0)	(15)
GB Eagle Buyer, Inc. (5)	Unitranche First Lien Revolver	S + 475 (100 Floor)	9.05%	12/2030	64	59	0.0	58
GB Eagle Buyer, Inc.	Unitranche First Lien Term Loan	S + 475 (100 Floor)	9.05%	12/2030	3,189	3,159	1.7	3,151
Parts Town (5)	Unitranche First Lien Delayed Draw Term Loan			04/2030	-	-	-	-
Parts Town	Unitranche First Lien Term Loan	S + 325 (100 Floor) (including 175 PIK)	9.30%	04/2030	5,319	5,288	2.8	5,319
					11,604	11,510	6.0	11,449
Commercial and Professional Services
Career Certified LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			02/2031	-	-	(0.0)	(1)
Career Certified LLC (4)(5)	Senior Secured First Lien Revolver			02/2031	-	(1)	(0.0)	(1)
Career Certified LLC	Senior Secured First Lien Term Loan	S + 500 (100 Floor)	9.30%	02/2031	750	745	0.4	744
CMG Holdco	Unitranche First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.18%	10/2028	441	437	0.2	441
CMG Holdco	Unitranche First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.18%	10/2028	1,109	1,099	0.6	1,109
CMG Holdco (5)	Unitranche First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.18%	10/2028	875	859	0.5	875
CMG Holdco (4)(5)	Unitranche First Lien Delayed Draw Term Loan			10/2028	-	(5)	-	-
CMG Holdco (5)	Unitranche First Lien Revolver	S + 475 (100 Floor)	8.99%	10/2028	143	138	0.1	143
CMG Holdco	Unitranche First Lien Term Loan	S + 475 (100 Floor)	9.18%	10/2028	748	741	0.4	748
Crisis Prevention Institute, Inc. (7)	Senior Secured First Lien Term Loan	S + 400 (50 Floor)	8.30%	04/2031	322	322	0.2	323
Duraserv LLC (5)	Senior Secured First Lien Delayed Draw Term Loan	S + 475 (75 Floor)	9.07%	06/2031	70	61	0.0	52
Duraserv LLC	Senior Secured First Lien Delayed Draw Term Loan	S + 450 (75 Floor)	8.82%	06/2031	1,779	1,763	0.9	1,761
Duraserv LLC (4)(5)	Senior Secured First Lien Revolver			06/2030	-	(8)	(0.0)	(9)

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Duraserv LLC	Senior Secured First Lien Term Loan	S + 450 (75 Floor)	8.82%	06/2031	4,797	4,754	2.5	4,749
Galway Borrower, LLC (5)	Unitranche First Lien Delayed Draw Term Loan	S + 450 (75 Floor)	8.80%	09/2028	311	269	0.2	318
Galway Borrower, LLC (5)	Unitranche First Lien Revolver	S + 450 (75 Floor)	8.80%	09/2028	226	221	0.1	222
GN Loanco, LLC (7)	Senior Secured First Lien Term Loan	S + 450 (75 Floor)	8.79%	12/2030	680	679	0.4	662
Halo Buyer Inc (5)	Unitranche First Lien Revolver	S + 600 (100 Floor)	10.32%	08/2029	26	16	0.0	16
Halo Buyer Inc	Unitranche First Lien Term Loan	S + 600 (100 Floor)	10.32%	08/2029	3,478	3,411	1.8	3,409
Iris Buyer, LLC (5)	Unitranche First Lien Delayed Draw Term Loan	S + 625 (100 Floor)	10.55%	10/2030	329	318	0.2	334
Iris Buyer, LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	10.54%	10/2030	3,487	3,406	1.9	3,521
Iris Buyer, LLC (5)	Unitranche First Lien Revolver	S + 625 (100 Floor)	10.55%	10/2029	151	141	0.1	151
Iris Buyer, LLC (5)	Unitranche First Lien Delayed Draw Term Loan	S + 525 (100 Floor)	9.56%	10/2030	38	34	0.0	45
LABL Inc (7)	Senior Secured First Lien Term Loan	S + 500 (50 Floor)	9.32%	10/2028	987	975	0.4	814
McKissock Investment Holdings LLC (Colibri) (7)	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	9.29%	03/2029	2,963	2,906	1.6	2,953
Northstar (7)	Senior Secured First Lien Term Loan	S + 475	9.07%	05/2030	577	574	0.3	580
Pye-Barker Fire & Safety, LLC	Unitranche First Lien Delayed Draw Term Loan	S + 450 (75 Floor)	8.80%	05/2031	378	378	0.2	373
Pye-Barker Fire & Safety, LLC (5)	Unitranche First Lien Revolver	S + 450 (75 Floor)	8.80%	05/2030	108	108	0.1	97
Pye-Barker Fire & Safety, LLC	Unitranche First Lien Term Loan	S + 450 (75 Floor)	8.80%	05/2031	8,755	8,754	4.6	8,640
Teneo Holdings LLC (7)	Senior Secured First Lien Term Loan	S + 475	9.07%	03/2031	359	359	0.2	360
Trugreen (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	8.42%	11/2027	815	800	0.4	769
Varsity Brands (7)	Senior Secured First Lien Term Loan	S + 375	7.82%	08/2031	628	625	0.3	617
					35,330	34,879	18.6	34,815
Consumer Discretionary Distribution and Retail
Bass Pro - Great American Outdoors Group LLC (7)	Senior Secured First Lien Term Loan	S + 325 (75 Floor)	7.57%	01/2032	1,119	1,115	0.6	1,118
Gloves Buyers, Inc. (7)	Senior Secured First Lien Term Loan	S + 400 (50 Floor)	8.31%	01/2032	786	782	0.4	758
PetSmart (7)	Senior Secured First Lien Term Loan	S + 375	8.17%	02/2028	676	676	0.4	667
Savers (6)(7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	8.05%	04/2028	2,075	2,075	1.1	2,063
					4,656	4,648	2.5	4,606
Consumer Durables and Apparel
Champ Acquisition Corporation (7)	Senior Secured First Lien Term Loan	S + 450	8.80%	11/2031	206	204	0.1	207
HP PHRG Borrower, LLC (7)	Senior Secured First Lien Term Loan	S + 400	8.32%	02/2032	736	729	0.4	714
Lakeshore Learning (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.94%	09/2028	920	918	0.5	891
					1,862	1,851	1.0	1,812
Consumer Services
Essential Services Holding Corporation (4)(5)	Unitranche First Lien Delayed Draw Term Loan			06/2031	-	(3)	0.0	1
See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Essential Services Holding Corporation (5)	Unitranche First Lien Revolver	S + 500 (75 Floor)	9.30%	06/2030	74	70	0.0	74
Essential Services Holding Corporation	Unitranche First Lien Term Loan	S + 500 (75 Floor)	9.30%	06/2031	3,792	3,757	2.0	3,798
Golden Nugget Inc (Landry’s) (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	8.07%	01/2029	1,351	1,346	0.7	1,332
J&J Ventures Gaming (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	7.82%	04/2030	678	672	0.4	670
Thermostat Purchaser III, Inc. (7)(11)	Senior Secured First Lien Term Loan	S + 425 (75 Floor)	8.55%	08/2028	234	234	0.1	234
Waterbridge Midstream Operating LLC (7)	Senior Secured First Lien Term Loan	S + 475	9.07%	06/2029	257	257	0.1	255
					6,386	6,333	3.3	6,364
Diversified Financials
RWA Wealth Partners, LLC. (5)	Unitranche First Lien Delayed Draw Term Loan	S + 475 (75 Floor)	9.05%	11/2030	87	84	0.0	78
RWA Wealth Partners, LLC. (4)(5)	Unitranche First Lien Revolver			11/2030	-	(3)	(0.0)	(3)
RWA Wealth Partners, LLC.	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.07%	11/2030	1,700	1,688	0.9	1,688
					1,787	1,769	0.9	1,763
Energy
Brazos (7)	Senior Secured First Lien Term Loan	S + 300 (50 Floor)	7.31%	02/2030	700	698	0.4	701
Cornerstone Generation, LLC (7)(11)	Senior Secured First Lien Term Loan	S + 325	7.56%	10/2031	365	364	0.2	365
Delek US Holdings, Inc (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.81%	11/2029	1,506	1,502	0.8	1,496
Rockpoint Gas Storage Partners (7)	Senior Secured First Lien Term Loan	S + 375	8.07%	02/2031	479	479	0.3	478
Prairie Acquiror LP (7)	Senior Secured First Lien Term Loan	S + 425	8.57%	08/2029	1,236	1,231	0.7	1,238
					4,286	4,274	2.4	4,278
Financial Services
Blackhawk Network Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 500	9.32%	06/2025	444	443	0.2	443
Jump Financial LLC (7)	Senior Secured First Lien Term Loan	S + 425	8.55%	02/2032	211	210	0.1	212
LBM Acquisition (7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	8.17%	05/2034	800	796	0.4	741
Nexus (7)	Senior Secured First Lien Term Loan	S + 400	7.82%	07/2031	903	899	0.5	897
UHY Advisors , Inc. (4)(5)	Unitranche First Lien Delayed Draw Term Loan			11/2031	-	(4)	(0.0)	(12)
UHY Advisors , Inc. (5)	Unitranche First Lien Revolver	S + 475 (75 Floor)	9.06%	11/2031	100	97	0.1	97
UHY Advisors , Inc.	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.06%	11/2031	1,775	1,763	0.9	1,763
					4,233	4,204	2.2	4,141
Food, Beverage and Tobacco
Aspire Bakeries Holdings LLC (7)	Senior Secured First Lien Term Loan	S + 425	8.57%	12/2030	449	447	0.2	450
Primary Products (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	7.55%	04/2029	364	363	0.2	363
					813	810	0.4	813
Health Care Equipment and Services
Angels of Care (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			02/2030	-	(3)	-	-
Angels of Care (4)(5)	Senior Secured First Lien Revolver			02/2030	-	(3)	-	-
Angels of Care	Senior Secured First Lien Term Loan	S + 575 (100 Floor)	10.06%	02/2030	3,713	3,680	2.0	3,713
See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Avalign Technologies, Inc. (5)	Unitranche First Lien Revolver	S + 650 (75 Floor)	10.82%	12/2028	277	262	0.1	211
Avalign Technologies, Inc.	Unitranche First Lien Term Loan	S + 362.5 (75 Floor) (including 362.5 PIK)	11.56%	12/2028	7,247	7,132	3.6	6,731
BVI Medical Inc. (4)(5)	Unitranche First Lien Delayed Draw Term Loan			03/2032	-	(3)	(0.0)	(5)
BVI Medical Inc. (4)(5)	Unitranche First Lien Revolver			03/2032	-	(10)	(0.0)	(10)
BVI Medical Inc.	Unitranche First Lien Term Loan	S + 125 (75 Floor) (including 500 PIK)	10.57%	03/2032	8,108	7,987	4.2	7,986
FH MD Buyer, Inc	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	9.32%	07/2028	7,411	6,944	3.9	7,374
HAH Group Holding Company (7)	Senior Secured First Lien Term Loan	S + 500	9.32%	09/2031	748	738	0.4	713
IVX Health Merger Sub, Inc. (8)	Unsecured Debt	1350 PIK	13.50%	06/2031	3,187	3,121	1.7	3,283
IVX Health Merger Sub, Inc. (4)(5)	Unitranche First Lien Revolver			06/2030	-	(24)	-	-
IVX Health Merger Sub, Inc.	Unitranche First Lien Term Loan	S + 500 (100 Floor)	9.30%	06/2030	6,811	6,687	3.7	6,879
Laseraway Intermediate Holdings II, LLC (7)	Senior Secured First Lien Term Loan	S + 575 (75 Floor)	10.31%	10/2027	5,236	5,204	2.7	5,053
LifePoint Health Inc (7)	Senior Secured First Lien Term Loan	S + 475	8.05%	11/2028	683	677	0.4	663
MB2 Dental (5)	Unitranche First Lien Delayed Draw Term Loan	S + 550 (75 Floor)	9.82%	02/2031	621	605	0.3	624
MB2 Dental (5)	Unitranche First Lien Delayed Draw Term Loan	S + 550 (75 Floor)	9.82%	02/2031	795	775	0.4	796
MB2 Dental (4)(5)	Unitranche First Lien Revolver			02/2031	-	(3)	-	-
MB2 Dental	Unitranche First Lien Term Loan	S + 550 (75 Floor)	9.82%	02/2031	5,489	5,442	3.0	5,496
Medical Review Institute of America (5)	Unitranche First Lien Revolver	P + 400 (100 Floor)	11.50%	07/2030	112	105	0.1	112
Medical Review Institute of America	Unitranche First Lien Term Loan	S + 500 (100 Floor)	9.30%	07/2030	5,672	5,620	3.0	5,672
Medical Solutions LLC (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	7.89%	11/2028	1,474	1,401	0.5	956
MPH Acquisition (6)(7)	Senior Secured First Lien Term Loan	S + 425 (50 Floor)	8.54%	12/2030	107	106	0.1	106
MPH Acquisition (6)(7)	Senior Secured First Lien Term Loan	S + 425 (50 Floor)	9.15%	12/2030	883	736	0.4	729
Outcomes Group Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 325	7.57%	05/2031	6,973	6,944	3.7	6,984
Upstream Newco Inc (7)	Senior Secured First Lien Term Loan	S + 425	8.80%	11/2026	1,476	1,422	0.7	1,238
Viant Medical Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 400	8.32%	10/2031	494	492	0.3	495
Vital Care Buyer, LLC (4)(5)	Unitranche First Lien Revolver			07/2031	-	(3)	-	-
Vital Care Buyer, LLC	Unitranche First Lien Term Loan	S + 450 (75 Floor)	8.80%	07/2031	2,152	2,132	1.1	2,155
					69,669	68,163	36.2	67,954
Insurance
Accession Risk Management	Senior Secured First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.05%	10/2029	1,554	1,560	0.8	1,554
Accession Risk Management	Senior Secured First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.04%	10/2029	2,027	2,027	1.1	2,027
See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Accession Risk Management	Senior Secured First Lien Term Loan	S + 475 (100 Floor)	9.05%	10/2029	555	557	0.3	555
Accession Risk Management	Senior Secured First Lien Term Loan	S + 475 (100 Floor)	9.06%	10/2029	861	864	0.5	861
Assured Partners (7)	Senior Secured First Lien Term Loan	S + 350	7.82%	01/2029	1,126	1,125	0.6	1,128
Summit Acquisition Inc.	Senior Secured First Lien Term Loan	S + 375	8.07%	10/2026	391	389	0.2	391
The Hilb Group, LLC (5)	Unitranche First Lien Delayed Draw Term Loan	S + 475 (75 Floor)	9.07%	10/2031	24	17	0.0	12
The Hilb Group, LLC (5)	Unitranche First Lien Revolver	S + 475 (75 Floor)	9.07%	10/2031	31	24	0.0	25
The Hilb Group, LLC	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.07%	10/2031	5,995	5,940	3.2	5,945
Tropolis Holdings LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			02/2031	-	(3)	(0.0)	(5)
Tropolis Holdings LLC (4)(5)	Senior Secured First Lien Revolver			02/2031	-	(1)	(0.0)	(1)
Tropolis Holdings LLC	Senior Secured First Lien Term Loan	S + 450 (100 Floor)	8.81%	02/2031	350	347	0.2	347
					12,914	12,846	6.9	12,839
Materials
Chemours (6)(7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.82%	08/2028	782	775	0.4	780
Cornerstone (7)	Senior Secured First Lien Term Loan	S + 450	8.82%	05/2031	1,203	1,144	0.5	998
Discovery Purchaser Corporation (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	8.06%	10/2029	1,250	1,240	0.7	1,241
Formulations Parent Corporation (4)(5)	Unitranche First Lien Revolver			11/2030	-	(9)	-	-
Formulations Parent Corporation	Unitranche First Lien Term Loan	S + 575 (75 Floor)	10.07%	11/2030	3,269	3,215	1.8	3,302
Foundation Building Materials, Inc. (7)(11)	Senior Secured First Lien Term Loan	S + 400	8.29%	01/2031	701	696	0.3	641
Kodiak BP, LLC (7)	Senior Secured First Lien Term Loan	S + 375	8.05%	12/2031	270	269	0.1	260
Online Labels Group, LLC (5)	Senior Secured First Lien Delayed Draw Term Loan	S + 525 (100 Floor)	9.55%	12/2029	88	87	0.0	88
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			12/2029	-	(1)	-	-
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Revolver			12/2029	-	(2)	-	-
Online Labels Group, LLC	Senior Secured First Lien Term Loan	S + 525 (100 Floor)	9.55%	12/2029	1,432	1,420	0.8	1,432
Pegasus Steel (5)	Senior Secured First Lien Delayed Draw Term Loan			01/2031	-	-	-	-
Pegasus Steel (5)	Senior Secured First Lien Delayed Draw Term Loan			01/2031	-	-	0.0	1
Pegasus Steel (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			01/2031	-	(2)	0.0	1
Pegasus Steel	Senior Secured First Lien Term Loan	S + 475 (100 Floor)	9.08%	01/2031	884	884	0.5	886
Pegasus Steel	Senior Secured First Lien Term Loan	S + 475 (100 Floor)	9.05%	01/2031	1,537	1,520	0.8	1,541
Plaze Inc (7)	Senior Secured First Lien Term Loan	S + 375	8.19%	08/2026	458	451	0.2	434
Plaze Inc (7)	Senior Secured First Lien Term Loan	S + 350	7.94%	08/2026	736	727	0.4	697
See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
USALCO (5)(7)	Senior Secured First Lien Delayed Draw Term Loan	S + 400		09/2031	-	-	-	-
USALCO (7)	Senior Secured First Lien Term Loan	S + 400	8.30%	09/2031	440	440	0.2	441
					13,050	12,854	6.7	12,743
Media and Entertainment
GoodRx (6)(7)	Senior Secured First Lien Term Loan	S + 375	8.07%	06/2029	835	828	0.4	834
Stubhub (7)	Senior Secured First Lien Term Loan	S + 475	9.07%	03/2030	489	485	0.3	489
Univision Communications Inc. (7)	Senior Secured First Lien Term Loan	S + 425 (50 Floor)	8.58%	06/2029	748	744	0.4	727
Yahoo/Verizon Media (7)	Senior Secured First Lien Term Loan	S + 550 (75 Floor)	9.82%	09/2027	943	930	0.5	860
					3,015	2,987	1.6	2,910
Pharmaceuticals, Biotechnology and Life Sciences
Nephron Pharmaceuticals LLC	Unitranche First Lien - Last Out Term Loan	S + 920	13.52%	12/2027	2,500	2,465	1.3	2,463
RN Enterprises, LLC (4)(5)	Unitranche First Lien Delayed Draw Term Loan			10/2031	-	(10)	(0.0)	(17)
RN Enterprises, LLC (5)	Unitranche First Lien Revolver	S + 525 (75 Floor)	9.57%	10/2031	198	186	0.1	187
RN Enterprises, LLC	Unitranche First Lien Term Loan	S + 525 (75 Floor)	9.55%	10/2031	699	692	0.4	692
RN Enterprises, LLC	Unitranche First Lien Term Loan	S + 525 (75 Floor)	9.55%	10/2031	5,473	5,408	2.9	5,418
WCT Group Holdings, LLC (4)(5)	Unitranche First Lien Revolver			12/2029	-	(9)	-	-
WCT Group Holdings, LLC	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.05%	12/2029	3,333	3,263	1.8	3,330
					12,203	11,995	6.5	12,073
Real Estate Management and Development
Cushman Wakefield (6)(7)	Senior Secured First Lien Term Loan	S + 375	8.07%	01/2030	302	302	0.2	302
					302	302	0.2	302
Software and Services
Access Records Management (7)	Senior Secured First Lien Term Loan	S + 500 (50 Floor)	9.29%	08/2028	1,119	1,115	0.6	1,120
Advantage Sales (6)(7)	Senior Secured First Lien Term Loan	S + 425	8.54%	10/2027	872	866	0.4	843
Asurion, LLC (7)	Senior Secured First Lien Term Loan	S + 425	8.57%	08/2028	1,125	1,100	0.6	1,116
Bonterra LLC (4)(5)	Unitranche First Lien Delayed Draw Term Loan			03/2032	-	(3)	(0.0)	(7)
Bonterra LLC (5)	Unitranche First Lien Revolver	S + 500 (75 Floor)	9.30%	03/2032	220	213	0.1	213
Bonterra LLC	Unitranche First Lien Term Loan	S + 500 (75 Floor)	9.30%	03/2032	12,458	12,412	6.7	12,396
C-4 Analytics2 (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			05/2030	-	(8)	-	-
C-4 Analytics2 (5)	Senior Secured First Lien Revolver	S + 550 (100 Floor)	9.81%	05/2030	225	218	0.1	225
C-4 Analytics2	Senior Secured First Lien Term Loan	S + 550 (100 Floor)	9.81%	05/2030	7,345	7,281	4.0	7,345
Cloud Software Group, Inc. (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.80%	03/2029	445	433	0.2	441
Cloud Software Group, Inc. (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	8.05%	03/2031	806	801	0.4	799
Concord III, LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	10.57%	12/2028	299	294	0.2	299
See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Concord III, LLC (5)	Unitranche First Lien Revolver	S + 625 (100 Floor)	10.57%	12/2028	244	241	0.1	244
Concord III, LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	10.57%	12/2028	5,618	5,573	3.0	5,618
DS Admiral (7)	Senior Secured First Lien Term Loan	S + 425	8.55%	06/2031	835	827	0.4	807
Ensono (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	8.32%	05/2028	788	779	0.4	777
Enverus (5)	Unitranche First Lien Delayed Draw Term Loan	S + 550 (75 Floor)	9.82%	12/2029	138	135	0.1	138
Enverus (4)(5)	Unitranche First Lien Revolver			12/2029	-	(4)	-	-
Enverus	Unitranche First Lien Term Loan	S + 550 (75 Floor)	9.82%	12/2029	4,396	4,344	2.3	4,396
Evergreen IX Borrower 2023, LLC (4)(5)	Unitranche First Lien Revolver			09/2029	-	(9)	-	-
Evergreen IX Borrower 2023, LLC	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.05%	09/2030	4,975	4,930	2.7	4,986
Evergreen IX Borrower 2023, LLC	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.05%	09/2030	4,444	4,349	2.4	4,453
Fortress (7)	Senior Secured First Lien Term Loan	S + 375	8.07%	05/2031	547	545	0.3	547
Granicus, Inc.	Unitranche First Lien Delayed Draw Term Loan	S + 350 (100 Floor) (including 225 PIK)	10.04%	01/2031	582	577	0.3	580
Granicus, Inc. (4)(5)	Unitranche First Lien Revolver			01/2031	-	(5)	(0.0)	(5)
Granicus, Inc. (5)	Unitranche First Lien Term Loan	S + 350 (100 Floor) (including 225 PIK)	10.04%	01/2031	3,933	3,904	2.1	3,923
Granicus, Inc. (5)	Unitranche First Lien Delayed Draw Term Loan	S + 350 (75 Floor) (including 225 PIK)	10.34%	01/2031	364	362	0.2	363
Medicus IT (4)(5)	Unitranche First Lien Delayed Draw Term Loan			07/2031	-	(13)	-	-
Medicus IT (5)	Unitranche First Lien Revolver	S + 525 (75 Floor)	9.51%	07/2031	110	100	0.1	110
Medicus IT	Unitranche First Lien Term Loan	S + 525 (75 Floor)	9.55%	07/2031	6,070	6,014	3.2	6,070
MH Sub I, LLC (7)	Senior Secured First Lien Term Loan	S + 425 (50 Floor)	8.47%	12/2031	956	935	0.5	880
Milano Acquisition Corp (Gainwell) (7)	Senior Secured First Lien Term Loan	S + 425 (75 Floor)	8.55%	10/2027	840	821	0.4	790
Net Health Acquisition Corp. (5)	Unitranche First Lien Revolver	S + 475 (75 Floor)	9.07%	07/2031	114	104	0.1	113
Net Health Acquisition Corp.	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.07%	07/2031	8,841	8,763	4.8	8,834
Rightworks LLC (5)	Unitranche First Lien Revolver	S + 500 (100 Floor)	9.32%	05/2029	165	165	0.1	165
Rightworks LLC	Unitranche First Lien Term Loan	S + 500 (100 Floor)	9.32%	05/2029	11,522	11,522	6.2	11,522
Rocket Software (7)	Senior Secured First Lien Term Loan	S + 475	8.57%	11/2028	1,477	1,465	0.8	1,474
See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Skopima Consilio Parent LLC (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	8.07%	05/2028	748	748	0.4	744
SMX Group, LLC (7)	Senior Secured First Lien Term Loan	S + 450	8.80%	02/2032	5,434	5,381	2.9	5,434
Sovos Compliance, LLC (7)	Senior Secured First Lien Term Loan	S + 400	8.29%	08/2029	1,439	1,436	0.8	1,435
					89,494	88,711	47.8	89,188
Telecommunication Services
CCI Buyer (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	8.30%	12/2027	1,481	1,476	0.8	1,483
					1,481	1,476	0.8	1,483
Transportation
AIT Worldwide Logistics Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 475	9.05%	04/2030	447	445	0.2	447
					447	445	0.2	447

Total Debt Investments United States					273,532	$270,057	144.2%	$269,980
Equity Investments
Commercial and Professional Services
Iris Buyer, LLC	Common Stock				192	193	0.1	215
Iris Buyer, LLC	Common Stock				192,308	-	0.0	9
						193	0.1	224
Diversified Financials
WhiteHawk Evergreen Fund, LP (2)(6)(9)(10)	Partnership Interest					4,500	2.5	4,629
						4,500	2.5	4,629
Health Care Equipment and Services
BVI Medical Inc.	Common Stock				681	909	0.5	909
IVX Health Merger Sub, Inc.	Common Stock				880	880	0.6	1,204
Vital Care Buyer, LLC	Common Stock				64	64	0.0	56
Vital Care Buyer, LLC	Common Stock				649	1	0.0	15
						1,854	1.1	2,184
Pharmaceuticals, Biotechnology and Life Sciences
RN Enterprises, LLC	Common Stock				633	633	0.3	633
WCT Group Holdings, LLC	Common Stock				118	1,176	1.0	1,886
Nephron Pharmaceuticals LLC	Common Stock				42,667	-	0.0	43
						1,809	1.3	2,562

Total Equity Investments United States						$8,356	5.1%	$9,599
Switzerland
Debt Investments
Pharmaceuticals, Biotechnology and Life Sciences
Solvias AG LP (4)(5)(6)	Senior Secured First Lien Revolver			02/2032	CHF 0	(34)	(0.0)	(36)
Solvias AG LP (6)	Senior Secured First Lien Term Loan	S + 550 (75 Floor)	6.25%	02/2032	CHF 10,457	10,034	5.4	10,196
						10,000	5.4%	10,160

Total Debt Investments Switzerland						$10,000	5.4	$10,160
Equity Investments
Pharmaceuticals, Biotechnology and Life Sciences
Sequence Parent (6)	Common Stock				48	48	0.0	48
Sequence Parent (6)	Common Stock				3,290	197	0.1	197
						245	0.1%	245

Total Equity Investments Switzerland						$245	0.1	$245

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
United Kingdom
Debt Investments
Commercial and Professional Services
Hamsard 3778 Limited (4)(5)(6)	Unitranche First Lien Delayed Draw Term Loan			10/2031	£-	(7)	(0.0)	(7)
Hamsard 3778 Limited (6)	Unitranche First Lien Term Loan	S + 550	9.96%	10/2031	£3,683	3,614	1.9	3,591
Ineos Quattro (6)	Senior Secured First Lien Term Loan	S + 425	8.57%	04/2029	£440	432	0.2	423
						4,039	2.1	4,007
Diversified Financials
Primrose Bidco Limited (6)	Unitranche First Lien Term Loan	S + 550	10.03%	11/2031	£2,545	2,424	1.3	2,475
						2,424	1.3	2,475
Materials
Fortis 333, Inc (6)	Senior Secured First Lien Term Loan	S + 350	7.80%	02/2032	£133	133	0.1	132
						133	0.1	132
Software
Sophos Holdings (6)(7)	Senior Secured First Lien Term Loan	S + 350	7.94%	03/2027	$225	225	0.1	226
						225	0.1	226

Total Debt Investments United Kingdom						$6,821	$3.6%	$6,840
Netherlands
Debt Investments
Commercial and Professional Services
Avidity Acquisition B.V. (4)(5)(6)	Unitranche First Lien - Last Out Delayed Draw Term Loan	E + 525	5.25%	03/2032		(1)	(0.0)	(1)
Avidity Acquisition B.V. (6)	Unitranche First Lien - Last Out Term Loan	E + 525	7.68%	03/2032	€133	127	0.1	131
Van Der Steen (4)(5)(6)	Unitranche First Lien Delayed Draw Term Loan	E + 600	6.00%	05/2031		(14)	-	-
Van Der Steen (6)	Unitranche First Lien Term Loan	E + 600	8.36%	05/2031	€3,552	3,453	1.9	3,552
Pitch MidCo B.V. (5)(6)	Unitranche First Lien Delayed Draw Term Loan	E + 625	6.25%	04/2031		-	-	-
Pitch MidCo B.V. (6)	Unitranche First Lien Term Loan	E + 625	8.61%	04/2031	€3,093	2,984	1.6	3,093
						6,549	3.6	6,775

Total Debt Investments Netherlands						$6,549	3.6%	$6,775
Australia
Debt Investments
Commercial and Professional Services
Ancora Bidco PTY LTD (4)(5)(6)	Unitranche First Lien Delayed Draw Term Loan			11/2030	AUD 0	(13)	(0.0)	(4)
Ancora Bidco PTY LTD (6)	Unitranche First Lien Term Loan	B + 500 (50 Floor)	9.15%	11/2030	AUD 3,235	3,348	1.7	3,215
						3,335	1.7	3,211
Total Debt Investments Australia						$3,335	1.7%	$3,211

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments March 31, 2025 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Equity Investments
Commercial and Professional Services
Ancora Bidco PTY LTD (6)	Common Stock				64,327,036	663	0.3	619
Ancora Bidco PTY LTD (6)	Common Stock				3,385,633	35	0.0	33
						698	0.3	652

Total Equity Investments Australia						$698	0.3%	$652
Canada
Debt Investments
Energy
Rockpoint Gas Storage Partners (6)(7)	Senior Secured First Lien Term Loan	S + 300	7.32%	09/2031	463	459	0.2	462
						459	0.2	462

Total Debt Investments Canada						$459	0.2%	$462
Finland
Debt Investments
Commercial and Professional Services
Saarni (6)	Unitranche First Lien Term Loan	E + 525	7.67%	03/2032	€109	108	0.1	107
						108	0.1	107

Total Debt Investments Finland						$108	0.1%	$107

Total Investments						$306,628	163.9%	$308,031
Cash Equivalents
Dreyfus Government Cash Management Institutional Fund	Cash Equivalents				917	917	0.5	917
Goldman Sachs FS Government Fund	Cash Equivalents				6,061	6,061	3.2	6,061
Cash Equivalents Total						$6,978	3.7%	$6,978
Investments and Cash Equivalents Total						$313,606	167.6%	$315,009

*The majority of the investments bear interest at a rate that may be determined by reference to Secured Overnight Financing Rate (“SOFR” or “S”), Prime (“P”), EURIBOR (“E”), SONIA (“SN”), or BBSY ("B") and which reset monthly, quarterly, semiannually, or annually. For each, the Company has provided the spread over the reference rate and the current interest rate in effect at the reporting date. The impact of a credit spread adjustment, if applicable, is included within the stated all-in interest rate. As of March 31, 2025, the reference rates for the Company’s variable rate loans are represented in the below table. Certain investments are subject to an interest rate floor. For fixed rate loans, a spread above a reference rate is not applicable.

**The total par amount is presented for debt investments, while the number of shares or units owned is presented for equity investments. Par amount is denominated in U.S. Dollars ($) unless otherwise noted.

***Percentage is based on net assets of $187,945 as of March 31, 2025.

Reference Rate	Overnight	1 month	3 month	6 Month	12 Month
Prime (“P”)	7.50%	-	-	-	-
SOFR (“S”)	-	4.32%	4.29%	4.19%	4.01%
EURIBOR (“E”)	-	2.36%	2.34%	2.34%	2.31%
SONIA (“SN”)	4.46%	-	-	-	-
BBSY ("B")	-	-	4.13%	-	-
SARON ("SR")	-	0.21%	-	-	-

(1)
All positions held are non-controlled/non-affiliated investments, unless otherwise noted, as defined by the Investment Company Act. Non-controlled/non-affiliated investments are investments that are neither controlled nor affiliated.
(2)
All debt investments are income-producing, unless otherwise noted. Equity and member interests are non-income-producing unless otherwise noted. The Company generally acquires its investments in private transactions exempt from registration under the Securities Act. Its investments are therefore generally subject to certain limitations on resale, and may be deemed to be “restricted securities” under the Securities Act.
(3)
The fair value of the investment was determined using significant unobservable inputs unless otherwise noted, as defined by the Investment Company Act. See Note 2 “Summary of Significant Accounting Policies”.

See accompanying notes

(4)
The negative cost, if applicable, is the result of the capitalized discount or unfunded commitment being greater than the principal amount outstanding on the loan. The negative fair value, if applicable, is the result of the capitalized discount or unfunded commitment on the loan.
(5)
Position or portion thereof is an unfunded loan commitment and no interest is being earned on the unfunded portion. The investment may be subject to an unused/letter of credit facility fee. See Note 7 “Commitments and Contingencies”.
(6)
Investment is not a qualifying asset as defined under section 55(a) of the Investment Company Act of 1940. Qualifying assets must represent at least 70% of total assets at the time of acquisition. The Company’s percentage of non-qualifying assets based on fair value was 12.3% as of March 31, 2025.
(7)
This investment is valued using observable inputs and is considered a Level 2 investment per FASB guidance under ASC 820. See Note 5 for further information related to investments at fair value.
(8)
Fixed rate investment.
(9)
This investment was valued using net asset value as a practical expedient for fair value. Consistent with FASB guidance under ASC 820, these investments are excluded from the hierarchical level.
(10)
Capital contributed to this investment is subject to restrictions on withdrawal.
(11)
Position or portion thereof unsettled as of March 31, 2025

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Investments (1)(2)(3)
United States
Debt Investments
Capital Goods
Ahead DB Holdings (7)	Senior Secured First Lien Term Loan	S + 350	7.83%	02/2031	$96	$96	0.1%	$97
Brand Industrial Services (7)	Senior Secured First Lien Term Loan	S + 450	9.07%	08/2030	310	309	0.2	301
Conair (7)	Senior Secured First Lien Term Loan	S + 375	8.11%	05/2028	990	987	0.5	894
CP Atlas (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	8.11%	11/2027	1,237	1,227	0.7	1,209
Fairbanks Morse Defense (7)	Senior Secured First Lien Term Loan	S + 450 (75 Floor)	9.05%	06/2028	1,013	1,001	0.6	1,020
GB Eagle Buyer, Inc. (4)(5)	Unitranche First Lien Delayed Draw Term Loan			11/2030	-	(6)	(0.0)	(13)
GB Eagle Buyer, Inc. (4)(5)	Unitranche First Lien Revolver			11/2030	-	(5)	(0.0)	(5)
GB Eagle Buyer, Inc.	Unitranche First Lien Term Loan	S + 475 (100 Floor)	9.34%	11/2030	3,197	3,166	1.8	3,165
Parts Town (5)	Unitranche First Lien Delayed Draw Term Loan			04/2030	-	-	-	-
Parts Town	Unitranche First Lien Term Loan	S + 325 (100 Floor) (including 175 PIK)	9.33%	04/2030	5,272	5,240	2.8	5,272
White Cap (7)	Senior Secured First Lien Term Loan	S + 325	7.61%	10/2029	1,490	1,488	0.8	1,495
					13,605	13,503	7.5	13,435
Commercial and Professional Services
CMG Holdco	Unitranche First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.18%	10/2028	442	438	0.2	440
CMG Holdco	Unitranche First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.18%	10/2028	1,112	1,101	0.6	1,106
CMG Holdco (5)	Unitranche First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.18%	10/2028	877	860	0.5	869
CMG Holdco (4)(5)	Unitranche First Lien Delayed Draw Term Loan			10/2028	-	(6)	(0.0)	(3)
CMG Holdco (5)	Unitranche First Lien Revolver	S + 475 (100 Floor)	9.31%	10/2028	88	83	0.0	85
CMG Holdco	Unitranche First Lien Term Loan	S + 475 (100 Floor)	9.18%	10/2028	750	743	0.4	746
Corelogic (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.86%	06/2028	1,485	1,462	0.8	1,469
Crisis Prevention Institute, Inc. (7)	Senior Secured First Lien Term Loan	S + 400 (50 Floor)	8.43%	04/2031	323	322	0.2	325
Duraserv LLC (5)	Senior Secured First Lien Delayed Draw Term Loan	S + 450 (75 Floor)	8.90%	06/2031	885	868	0.5	856
Duraserv LLC (4)(5)	Senior Secured First Lien Revolver			06/2030	-	(8)	(0.0)	(14)
Duraserv LLC	Senior Secured First Lien Term Loan	S + 450 (75 Floor)	8.90%	06/2031	4,809	4,762	2.6	4,731
Galway Borrower, LLC (5)	Unitranche First Lien Revolver	S + 450 (75 Floor)	8.82%	09/2028	58	52	0.0	60
Galway Borrower, LLC (5)	Unitranche First Lien Delayed Draw Term Loan	S + 450 (75 Floor)	8.82%	09/2028	99	54	0.1	113

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Iris Buyer, LLC (5)	Unitranche First Lien Delayed Draw Term Loan	S + 625 (100 Floor)	10.58%	10/2030	330	318	0.2	335
Iris Buyer, LLC (4)(5)	Unitranche First Lien Revolver			10/2029	-	(11)	0.0	5
Iris Buyer, LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	10.68%	10/2030	3,496	3,411	2.0	3,531
LABL Inc (7)	Senior Secured First Lien Term Loan	S + 500 (50 Floor)	9.36%	10/2028	990	977	0.5	959
McKissock Investment Holdings LLC (Colibri) (7)	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	9.62%	03/2029	2,970	2,909	1.6	2,955
Northstar (7)	Senior Secured First Lien Term Loan	S + 475	9.08%	05/2030	578	575	0.3	582
Pye-Barker Fire & Safety, LLC	Unitranche First Lien Term Loan	S + 450 (75 Floor)	8.83%	05/2031	8,755	8,755	4.8	8,661
Pye-Barker Fire & Safety, LLC	Unitranche First Lien Delayed Draw Term Loan	S + 450 (75 Floor)	8.83%	05/2031	378	378	0.2	374
Pye-Barker Fire & Safety, LLC (5)	Unitranche First Lien Revolver	S + 450 (75 Floor)	8.82%	05/2030	108	108	0.1	99
Teneo Holdings LLC (7)	Senior Secured First Lien Term Loan	S + 475	9.11%	03/2031	360	359	0.2	364
Trugreen (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	8.36%	11/2027	1,237	1,213	0.7	1,208
Varsity Brands (7)	Senior Secured First Lien Term Loan	S + 375	8.27%	07/2031	628	625	0.3	629
WCG/WIRB-Copernicus Group, Inc. (7)	Senior Secured First Lien Term Loan	S + 350 (100 Floor)	7.86%	01/2027	995	984	0.6	1,000
					31,753	31,332	17.5	31,485
Consumer Discretionary Distribution and Retail
1-800 Contacts (CNT Holdings I Corp) (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	8.09%	11/2027	974	971	0.5	982
Bass Pro - Great American Outdoors Group LLC (7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	8.11%	03/2028	1,477	1,471	0.8	1,487
Les Schwab Tire (LS Group Opco Acquisition, LLC) (7)	Senior Secured First Lien Term Loan	S + 300 (75 Floor)	7.36%	11/2027	741	740	0.4	745
PetSmart (7)	Senior Secured First Lien Term Loan	S + 375	8.11%	02/2028	1,681	1,677	0.9	1,677
Savers (6)(7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	8.08%	04/2028	2,075	2,075	1.2	2,083
					6,948	6,934	3.8	6,974
Consumer Durables and Apparel
Champ Acquisition Corporation (7)	Senior Secured First Lien Term Loan	S + 450	8.86%	11/2031	207	205	0.1	209
Lakeshore Learning (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.97%	09/2028	1,362	1,357	0.7	1,343
					1,569	1,562	0.8	1,552
Consumer Services
Alterra Mountain Company (7)	Senior Secured First Lien Term Loan	S + 300	7.36%	05/2030	303	303	0.2	306
Ascend Learning (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.86%	12/2028	995	991	0.6	1,001
Essential Services Holding Corporation (4)(5)	Unitranche First Lien Delayed Draw Term Loan			06/2031	-	(3)	(0.0)	(2)
Essential Services Holding Corporation (4)(5)	Unitranche First Lien Revolver			06/2030	-	(4)	(0.0)	(1)
Essential Services Holding Corporation	Unitranche First Lien Term Loan	S + 500 (75 Floor)	9.65%	06/2031	3,792	3,756	2.1	3,782
Golden Nugget Inc (Landry’s) (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	8.11%	01/2029	2,220	2,207	1.2	2,231
J&J Ventures Gaming (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	8.36%	04/2028	1,003	995	0.6	1,011
KUEHG CORP. (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	7.84%	06/2030	138	138	0.1	140

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Mavis Tire Express Services Topco, Corp. (7)	Senior Secured First Lien Term Loan	S + 350	7.86%	05/2028	641	641	0.4	646
Thermostat Purchaser III, Inc. (7)(11)	Senior Secured First Lien Term Loan	S + 425 (75 Floor)	5.00%	08/2028	234	234	0.1	236
Waterbridge Midstream Operating LLC (7)	Senior Secured First Lien Term Loan	S + 475	9.08%	06/2029	257	257	0.1	257
					9,583	9,515	5.4	9,607
Diversified Financials
RWA Wealth Partners, LLC.	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.27%	11/2030	1,700	1,688	0.9	1,688
RWA Wealth Partners, LLC. (5)	Unitranche First Lien Delayed Draw Term Loan	S + 475 (75 Floor)	9.19%	11/2030	87	84	0.0	77
RWA Wealth Partners, LLC. (4)(5)	Unitranche First Lien Revolver			11/2030	-	(3)	(0.0)	(3)
					1,787	1,769	0.9	1,762
Energy
Brazos (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.25%	02/2030	700	698	0.4	705
Cornerstone Generation, LLC (7)(11)	Senior Secured First Lien Term Loan	S + 325	3.25%	10/2031	365	364	0.2	369
Edgewater Generation (7)	Senior Secured First Lien Term Loan	S + 425	8.61%	07/2030	246	243	0.1	249
Lightning Power (7)	Senior Secured First Lien Term Loan	S + 325	7.58%	08/2031	605	600	0.3	613
NGL Energy (7)	Senior Secured First Lien Term Loan	S + 375	8.11%	02/2031	481	480	0.3	483
Rockpoint Gas Storage Partners (7)	Senior Secured First Lien Term Loan	S + 425	8.61%	08/2029	1,239	1,232	0.7	1,249
Rockpoint Gas Storage Partners (7)	Senior Secured First Lien Term Loan	S + 475	9.24%	09/2031	464	460	0.3	468
					4,100	4,077	2.3	4,136
Financial Services
Azalea TopCo, Inc. (7)	Senior Secured First Lien Term Loan	S + 325	7.61%	04/2031	394	390	0.2	396
Blackhawk Network Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 500	9.36%	06/2025	740	738	0.4	750
LBM Acquisition (7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	8.20%	05/2034	1,552	1,547	0.9	1,541
Nexus (7)	Senior Secured First Lien Term Loan	S + 400	8.36%	12/2028	1,493	1,486	0.8	1,500
UHY Advisors , Inc.	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.26%	11/2031	1,775	1,762	1.0	1,762
UHY Advisors , Inc. (4)(5)	Unitranche First Lien Delayed Draw Term Loan			11/2031	-	(4)	(0.0)	(13)
UHY Advisors , Inc. (4)(5)	Unitranche First Lien Revolver			11/2031	-	(3)	(0.0)	(3)
					5,954	5,916	3.3	5,933
Food, Beverage and Tobacco
Aspire Bakeries Holdings LLC	Senior Secured First Lien Term Loan	S + 425	8.61%	12/2030	790	786	0.4	799
Primary Products (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	7.85%	04/2029	365	364	0.2	367
Triton Water Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	7.58%	03/2028	1,477	1,450	0.8	1,491
Triton Water Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 400 (50 Floor)	8.33%	03/2028	502	498	0.3	507
					3,134	3,098	1.7	3,164
Health Care Equipment and Services
Angels of Care	Senior Secured First Lien Term Loan	S + 575 (100 Floor)	10.11%	02/2030	3,722	3,686	2.1	3,722
Angels of Care (4)(5)	Senior Secured First Lien Revolver			02/2030	-	(3)	-	-
Angels of Care (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			02/2030	-	(4)	-	-
See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Aspen Dental- ADMI Corp (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	8.11%	12/2027	995	958	0.5	980
Avalign Technologies, Inc. (5)	Unitranche First Lien Revolver	S + 650 (75 Floor)	10.86%	12/2028	277	261	0.1	255
Avalign Technologies, Inc.	Unitranche First Lien Term Loan	S + 362.5 (75 Floor) (including 362.5 PIK)	11.76%	12/2028	7,198	6,934	3.9	7,028
CHG Healthcare (7)	Senior Secured First Lien Term Loan	S + 350	8.01%	09/2028	204	204	0.1	206
DuPage Medical Group (Midwest Physician) (7)	Senior Secured First Lien Term Loan	S + 300 (75 Floor)	7.33%	03/2028	1,230	1,158	0.6	1,167
FH MD Buyer, Inc	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	9.36%	07/2028	7,430	6,930	4.1	7,411
HAH Group Holding Company (7)	Senior Secured First Lien Term Loan	S + 500	9.36%	09/2031	750	739	0.4	751
Hanger, Inc. (5)(7)	Senior Secured First Lien Delayed Draw Term Loan			10/2031	-	-	-	-
Hanger, Inc. (7)	Senior Secured First Lien Term Loan	S + 400	8.36%	10/2031	201	200	0.1	203
IVX Health Merger Sub, Inc. (8)	Unsecured Debt	1350 PIK	13.50%	06/2031	3,083	3,015	1.8	3,176
IVX Health Merger Sub, Inc. (4)(5)	Unitranche First Lien Revolver			06/2030	-	(26)	-	-
IVX Health Merger Sub, Inc.	Unitranche First Lien Term Loan	S + 500 (100 Floor)	9.33%	06/2030	6,828	6,700	3.8	6,933
Laseraway Intermediate Holdings II, LLC (7)	Senior Secured First Lien Term Loan	S + 575 (75 Floor)	10.40%	10/2027	5,249	5,213	2.8	5,052
LifePoint Health Inc (7)	Senior Secured First Lien Term Loan	S + 475	9.41%	11/2028	1,745	1,706	1.0	1,753
MB2 Dental	Unitranche First Lien Term Loan	S + 550 (75 Floor)	9.86%	02/2031	5,503	5,451	3.0	5,503
MB2 Dental (4)(5)	Unitranche First Lien Revolver			02/2031	-	(3)	-	-
MB2 Dental (5)	Unitranche First Lien Delayed Draw Term Loan	S + 550 (75 Floor)	10.07%	02/2031	392	375	0.2	392
MB2 Dental (5)	Unitranche First Lien Delayed Draw Term Loan	S + 550 (75 Floor)	10.02%	02/2031	795	774	0.4	795
Medical Review Institute of America (4)(5)	Unitranche First Lien Revolver			07/2030	-	(7)	-	-
Medical Review Institute of America	Unitranche First Lien Term Loan	S + 500 (100 Floor)	9.33%	07/2030	5,686	5,631	3.1	5,686
Medical Solutions LLC (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	7.84%	11/2028	1,477	1,399	0.6	1,052
MPH Acquisition (6)(7)	Senior Secured First Lien Term Loan	S + 425 (50 Floor)	8.76%	09/2028	990	966	0.5	854
Outcomes Group Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 325	7.61%	05/2031	5,944	5,919	3.3	6,015
Resonetics (7)	Senior Secured First Lien Term Loan	S + 325 (75 Floor)	7.60%	06/2031	1,247	1,244	0.7	1,256
Upstream Newco Inc (7)	Senior Secured First Lien Term Loan	S + 425	8.84%	11/2026	1,480	1,416	0.7	1,233
Viant Medical Holdings, Inc. (7)	Senior Secured First Lien Delayed Draw Term Loan	S + 400	8.60%	10/2031	49	49	0.0	50
Viant Medical Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 400	8.60%	10/2031	446	444	0.2	451
Vital Care Buyer, LLC (4)(5)	Unitranche First Lien Revolver			07/2031	-	(3)	(0.0)	(4)
Vital Care Buyer, LLC	Unitranche First Lien Term Loan	S + 450 (75 Floor)	8.83%	07/2031	2,152	2,131	1.2	2,122
					65,073	63,457	35.2	64,042

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Insurance
Accession Risk Management (5)	Senior Secured First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.26%	10/2029	2,033	2,033	1.1	2,033
Accession Risk Management (7)	Senior Secured First Lien Term Loan	S + 475 (100 Floor)	9.34%	10/2029	556	559	0.3	557
Accession Risk Management (7)	Senior Secured First Lien Term Loan	S + 475 (100 Floor)	9.08%	10/2029	863	867	0.5	864
Accession Risk Management (7)	Senior Secured First Lien Delayed Draw Term Loan	S + 475 (100 Floor)	9.26%	10/2029	1,558	1,564	0.9	1,560
Acrisure, LLC (7)	Senior Secured First Lien Term Loan	S + 300	7.36%	11/2030	1,493	1,487	0.8	1,497
Assured Partners (7)	Senior Secured First Lien Term Loan	S + 350	7.86%	01/2029	2,149	2,146	1.2	2,156
Summit Acquisition Inc.	Senior Secured First Lien Term Loan	S + 375	8.08%	10/2026	391	389	0.2	394
The Hilb Group, LLC (4)(5)	Unitranche First Lien Delayed Draw Term Loan			10/2031	-	(7)	(0.0)	(13)
The Hilb Group, LLC (5)	Unitranche First Lien Revolver	S + 475 (75 Floor)	9.11%	10/2031	50	43	0.0	43
The Hilb Group, LLC	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.11%	10/2031	5,995	5,936	3.3	5,935
					15,088	15,017	8.3	15,026
Materials
Anchor Packaging, LLC (7)	Senior Secured First Lien Term Loan	S + 325	7.69%	07/2029	1,243	1,240	0.7	1,252
Berlin Packaging L.L.C. (7)	Senior Secured First Lien Term Loan	S + 350	8.05%	06/2031	499	498	0.3	502
Chemours (6)(7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.86%	08/2028	1,449	1,436	0.8	1,459
Cornerstone (7)	Senior Secured First Lien Term Loan	S + 450	8.90%	05/2031	906	900	0.5	875
Formulations Parent Corporation (4)(5)	Unitranche First Lien Revolver			11/2030	-	(9)	(0.0)	(1)
Formulations Parent Corporation	Unitranche First Lien Term Loan	S + 575 (75 Floor)	10.27%	11/2030	3,277	3,220	1.8	3,269
Foundation Building Materials, Inc. (7)(11)	Senior Secured First Lien Term Loan	S + 400	4.00%	01/2031	1,047	1,040	0.6	1,034
Kodiak BP, LLC (7)	Senior Secured First Lien Term Loan	S + 375	8.27%	12/2031	270	269	0.1	271
Novolex - Flex Acquisition Company, Inc. (7)	Senior Secured First Lien Term Loan	S + 317.5 (50 Floor)	7.53%	04/2029	1,644	1,629	0.9	1,649
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Revolver			12/2029	-	(2)	-	-
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			12/2029	-	(1)	-	-
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			12/2029	-	(1)	-	-
Online Labels Group, LLC	Senior Secured First Lien Term Loan	S + 525 (100 Floor)	9.58%	12/2029	1,436	1,423	0.8	1,436
Pegasus Steel	Senior Secured First Lien Term Loan	S + 525 (100 Floor)	9.58%	01/2031	1,537	1,519	0.8	1,529
Pegasus Steel (5)	Senior Secured First Lien Delayed Draw Term Loan	S + 525 (100 Floor)	9.85%	01/2031	108	105	0.1	106
Plaze Inc (7)	Senior Secured First Lien Term Loan	S + 375	8.11%	08/2026	460	451	0.2	421
Plaze Inc (7)	Senior Secured First Lien Term Loan	S + 350	7.86%	08/2026	738	727	0.4	677
USALCO (7)	Senior Secured First Lien Term Loan	S + 400	8.36%	09/2031	442	441	0.2	446

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
USALCO (5)(7)	Senior Secured First Lien Delayed Draw Term Loan	S + 400		09/2031	-	-	-	-
					15,056	14,885	8.2	14,925
Media and Entertainment
GoodRx (6)(7)	Senior Secured First Lien Term Loan	S + 375	8.11%	06/2029	837	829	0.5	838
Red Ventures, LLC (7)	Senior Secured First Lien Term Loan	S + 275	7.11%	03/2030	1,011	1,007	0.6	1,016
Stubhub (7)	Senior Secured First Lien Term Loan	S + 475	9.11%	03/2030	490	486	0.3	492
Yahoo/Verizon Media (7)	Senior Secured First Lien Term Loan	S + 550 (75 Floor)	9.86%	09/2027	957	942	0.5	937
					3,295	3,264	1.9	3,283
Pharmaceuticals, Biotechnology and Life Sciences
RN Enterprises, LLC (4)(5)	Unitranche First Lien Delayed Draw Term Loan			10/2031	-	(11)	(0.0)	(22)
RN Enterprises, LLC (5)	Unitranche First Lien Revolver	S + 525 (75 Floor)	9.58%	10/2031	163	150	0.1	150
RN Enterprises, LLC	Unitranche First Lien Term Loan	S + 525 (75 Floor)	9.58%	10/2031	5,473	5,405	3.0	5,405
WCT Group Holdings, LLC (4)(5)	Unitranche First Lien Revolver			12/2029	-	(9)	(0.0)	(1)
WCT Group Holdings, LLC	Unitranche First Lien Term Loan	S + 625 (75 Floor)	10.58%	12/2029	3,341	3,268	1.8	3,333
					8,977	8,803	4.9	8,865
Real Estate Management and Development
Belfor Holdings Inc	Senior Secured First Lien Term Loan	S + 375	8.11%	10/2030	311	309	0.2	315
Cushman Wakefield (6)	Senior Secured First Lien Term Loan	S + 375	8.11%	01/2030	310	310	0.2	313
					621	619	0.4	628
Software and Services
Access Records Management (7)	Senior Secured First Lien Term Loan	S + 500 (50 Floor)	9.59%	08/2028	1,456	1,446	0.8	1,472
Advantage Sales (6)(7)	Senior Secured First Lien Term Loan	S + 425	8.86%	10/2027	875	867	0.5	873
Asurion, LLC (7)	Senior Secured First Lien Term Loan	S + 425	8.61%	08/2028	1,972	1,925	1.1	1,977
C-4 Analytics2	Senior Secured First Lien Term Loan	S + 550 (100 Floor)	10.01%	05/2030	7,363	7,294	4.1	7,363
C-4 Analytics2 (5)	Senior Secured First Lien Revolver	S + 550 (100 Floor)	10.01%	05/2030	225	218	0.1	225
C-4 Analytics2 (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			05/2030	-	(8)	-	-
Cloud Software Group, Inc. (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	8.08%	03/2031	808	804	0.5	812
Cloud Software Group, Inc. (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.83%	03/2029	1,218	1,181	0.7	1,223
Concord III, LLC (5)	Unitranche First Lien Revolver	S + 625 (100 Floor)	10.61%	12/2028	163	160	0.1	157
Concord III, LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	10.61%	12/2028	5,632	5,583	3.1	5,529
Concord III, LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	10.82%	12/2028	300	294	0.2	294
Cotiviti Holdings (7)	Senior Secured First Lien Term Loan	S + 325	7.80%	02/2031	2,279	2,273	1.3	2,294
DS Admiral (7)	Senior Secured First Lien Term Loan	S + 425	9.59%	06/2031	1,242	1,230	0.7	1,211

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Ensono (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	8.36%	05/2028	1,490	1,465	0.8	1,491
Enverus (5)	Unitranche First Lien Revolver	S + 550 (75 Floor)	9.86%	12/2029	10	6	0.0	10
Enverus (4)(5)	Unitranche First Lien Delayed Draw Term Loan			12/2029	-	(3)	-	-
Enverus	Unitranche First Lien Term Loan	S + 550 (75 Floor)	9.86%	12/2029	4,407	4,350	2.4	4,407
Evergreen IX Borrower 2023, LLC (4)(5)	Unitranche First Lien Revolver			09/2029	-	(10)	(0.0)	(1)
Evergreen IX Borrower 2023, LLC	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.08%	09/2030	4,455	4,357	2.5	4,447
Evergreen IX Borrower 2023, LLC	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.08%	09/2030	4,988	4,939	2.9	4,979
Fortress (7)	Senior Secured First Lien Term Loan	S + 375	8.11%	05/2031	549	546	0.3	551
Granicus, Inc.	Unitranche First Lien Delayed Draw Term Loan	S + 350 (100 Floor) (including 225 PIK)	10.60%	01/2031	580	575	0.3	578
Granicus, Inc. (4)(5)	Unitranche First Lien Revolver			01/2031	-	(5)	(0.0)	(6)
Granicus, Inc.	Unitranche First Lien Term Loan	S + 350 (100 Floor) (including 225 PIK)	10.34%	01/2031	3,921	3,891	2.2	3,911
Granicus, Inc. (5)	Unitranche First Lien Delayed Draw Term Loan	S + 300 (75 Floor) (including 225 PIK)	10.10%	01/2031	361	359	0.2	360
isolved, Inc. (7)	Senior Secured First Lien Term Loan	S + 325	7.61%	10/2030	993	991	0.6	1,006
Medicus IT (4)(5)	Unitranche First Lien Delayed Draw Term Loan			07/2030	-	(13)	(0.0)	(25)
Medicus IT (4)(5)	Unitranche First Lien Revolver			07/2030	-	(10)	(0.0)	(10)
Medicus IT	Unitranche First Lien Term Loan	S + 525 (75 Floor)	9.58%	07/2030	6,085	6,026	3.4	6,030
MH Sub I, LLC (7)	Senior Secured First Lien Term Loan	S + 425 (50 Floor)	8.61%	12/2031	897	881	0.5	891
MH Sub I, LLC (7)	Senior Secured First Lien Term Loan	S + 425	8.82%	05/2028	982	969	0.5	984
Milano Acquisition Corp (Gainwell) (7)	Senior Secured First Lien Term Loan	S + 425 (75 Floor)	8.58%	10/2027	2,217	2,172	1.2	2,153
Net Health Acquisition Corp. (5)	Unitranche First Lien Revolver	S + 475 (75 Floor)	9.09%	07/2031	182	171	0.1	182
Net Health Acquisition Corp.	Unitranche First Lien Term Loan	S + 475 (75 Floor)	9.11%	07/2031	8,864	8,779	4.7	8,924
Planview (7)	Senior Secured First Lien Term Loan	S + 350	7.83%	12/2027	531	530	0.3	536
Pointclickcare Technologies Inc. (7)	Senior Secured First Lien Term Loan	S + 350	7.83%	10/2031	146	146	0.1	147
Red Planet (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	7.86%	10/2028	1,237	1,221	0.7	1,220
Rocket Software (7)	Senior Secured First Lien Term Loan	S + 475	9.11%	11/2028	1,481	1,467	0.8	1,494
Sophos Holdings (7)(11)	Senior Secured First Lien Term Loan	S + 350	3.50%	03/2027	225	225	0.1	227
Sovos Compliance (7)	Senior Secured First Lien Term Loan	S + 450 (50 Floor)	8.86%	08/2028	990	984	0.6	998
					69,124	68,276	38.4	68,914

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Telecommunication Services
CCI Buyer (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	8.33%	12/2027	1,485	1,480	0.8	1,488
					1,485	1,480	0.8	1,488
Transportation
AIT Worldwide Logistics Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 475	9.18%	04/2030	738	735	0.4	745
						735	0.4	745

Total Debt Investments United States					257,152	$254,242	141.7%	$255,964
Equity Investments
Commercial and Professional Services
Iris Buyer, LLC	Common Stock				192	193	0.1	212
Iris Buyer, LLC	Common Stock				192,308	-	0.0	19
						193	0.1	231
Diversified Financials
WhiteHawk Evergreen Fund, LP (2)(6)(9)(10)	Partnership Interest					4,500	2.6	4,612
						4,500	2.6	4,612
Health Care Equipment and Services
IVX Health Merger Sub, Inc.	Common Stock				880	880	0.6	995
Vital Care Buyer, LLC	Common Stock				649	64	0.0	56
Vital Care Buyer, LLC	Common Stock				64	1	0.0	5
						945	0.6	1,056
Pharmaceuticals, Biotechnology and Life Sciences
RN Enterprises, LLC	Common Stock				621	621	0.3	621
WCT Group Holdings, LLC	Common Stock				118	1,176	0.9	1,675
						1,797	1.2	2,296

Total Equity Investments United States						$7,435	4.5%	$8,195
Netherlands
Debt Investments
Commercial and Professional Services
Pitch MidCo B.V. (6)	Unitranche First Lien Term Loan	E + 625	9.60%	04/2031	€2,864	2,981	1.6	2,967
Pitch MidCo B.V. (5)(6)	Unitranche First Lien Delayed Draw Term Loan			04/2031	€-	-	-	-
Van Der Steen (6)	Unitranche First Lien Term Loan	E + 600	9.35%	05/2031	€3,289	3,448	1.9	3,407
Van Der Steen (4)(5)(6)	Unitranche First Lien Delayed Draw Term Loan			05/2031	€-	(15)	-	-
						6,414	3.5	6,374
Financial Services
Hunter Douglas (6)(7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.02%	02/2029	$1,485	1,472	0.8	1,486
						1,472	0.8	1,486

Total Debt Investments Netherlands						$7,886	4.3%	$7,860
United Kingdom
Debt Investments
Commercial and Professional Services
Hamsard 3778 Limited (4)(5)(6)	Unitranche First Lien - Last Out Delayed Draw Term Loan			10/2031	£-	(7)	(0.0)	(7)
Hamsard 3778 Limited (6)	Unitranche First Lien - Last Out Term Loan	S + 550	10.45%	10/2031	£2,853	3,612	1.9	3,486
Ineos Quattro (6)	Senior Secured First Lien Term Loan	S + 425	8.61%	04/2029	$441	433	0.2	445
						4,038	2.1	3,924

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2024 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Diversified Financials
Primrose Bidco Limited (6)	Unitranche First Lien Term Loan	S + 550	10.23%	11/2031	£1,971	2,422	1.3	2,403
						2,422	1.3	2,403
Total Debt Investments United Kingdom						$6,460	3.4%	$6,327
Australia
Debt Investments
Commercial and Professional Services
Ancora Bidco PTY LTD (6)	Unitranche First Lien Term Loan	B + 500 (50 Floor)	9.37%	11/2030	AUD 5,191	3,345	1.7	3,151
Ancora Bidco PTY LTD (4)(5)(6)	Unitranche First Lien Delayed Draw Term Loan			11/2030	AUD 0	(14)	(0.0)	(13)
						3,331	1.7	3,138

Total Debt Investments Australia						$3,331	1.7%	$3,138
Equity Investments
Commercial and Professional Services
Ancora Bidco PTY LTD	Common Stock				64,327,035	643	0.4	643
Ancora Bidco PTY LTD	Common Stock				3,385,633	34	0.0	34
						677	0.4	677
Total Equity Investments Australia						$677	0.4%	$677
Total Investments						$280,031	156.1%	$282,161
Cash Equivalents
Dreyfus Government Cash Management Institutional Fund	Cash Equivalents				4,304	4,304	2.4	4,304
Goldman Sachs FS Government Fund	Cash Equivalents		4.41%		7,660	7,660	4.2	7,660
Cash Equivalents Total						$11,964	6.6%	$11,964
Investments and Cash Equivalents Total						$291,995	162.7%	$294,125

*The majority of the investments bear interest at a rate that may be determined by reference to Secured Overnight Financing Rate (“SOFR” or “S”), Prime (“P”), EURIBOR (“E”), SONIA (“SN”), or BBSY ("B") and which reset monthly, quarterly, semiannually, or annually. For each, the Company has provided the spread over the reference rate and the current interest rate in effect at the reporting date. The impact of a credit spread adjustment, if applicable, is included within the stated all-in interest rate. As of December 31, 2024, the reference rates for the Company’s variable rate loans are represented in the below table. Certain investments are subject to an interest rate floor. For fixed rate loans, a spread above a reference rate is not applicable.

**The total par amount is presented for debt investments, while the number of shares or units owned is presented for equity investments. Par amount is denominated in U.S.Dollars ($) unless otherwise noted.

***Percentage is based on net assets of $180,725 as of December 31, 2024.

Reference Rate	Overnight	1 month	3 month	6 Month	12 Month
Prime (“P”)	7.50%	-	-	-	-
SOFR (“S”)	-	4.33%	4.31%	4.25%	4.18%
EURIBOR (“E”)	-	2.79%	2.74%	2.56%	2.45%
SONIA (“SN”)	4.70%	-	-	-	-
BBSY ("B")	-	-	4.42%	-	-

(1)
All positions held are non-controlled/non-affiliated investments, unless otherwise noted, as defined by the Investment Company Act. Non-controlled/non-affiliated investments are investments that are neither controlled nor affiliated.
(2)
All debt investments are income-producing, unless otherwise noted. Equity and member interests are non-income-producing unless otherwise noted. The Company generally acquires its investments in private transactions exempt from registration under the Securities Act. Its investments are therefore generally subject to certain limitations on resale, and may be deemed to be “restricted securities” under the Securities Act.
(3)
The fair value of the investment was determined using significant unobservable inputs unless otherwise noted, as defined by the Investment Company Act. See Note 2 “Summary of Significant Accounting Policies”.
(4)
The negative cost, if applicable, is the result of the capitalized discount or unfunded commitment being greater than the principal amount outstanding on the loan. The negative fair value, if applicable, is the result of the capitalized discount or unfunded commitment on the loan.

See accompanying notes

(5)
Position or portion thereof is an unfunded loan commitment and no interest is being earned on the unfunded portion. The investment may be subject to an unused/letter of credit facility fee. See Note 7 “Commitments and Contingencies”.
(6)
Investment is not a qualifying asset as defined under section 55(a) of the Investment Company Act of 1940. Qualifying assets must represent at least 70% of total assets at the time of acquisition. The Company’s percentage of non-qualifying assets based on fair value was 9.6% as of December 31, 2024.
(7)
This investment is valued using observable inputs and is considered a Level 2 investment per FASB guidance under ASC 820. See Note 5 for further information related to investments at fair value.
(8)
Fixed rate investment.
(9)
This investment was valued using net asset value as a practical expedient for fair value. Consistent with FASB guidance under ASC 820, these investments are excluded from the hierarchical level.
(10)
Capital contributed to this investment is subject to restrictions on withdrawal.
(11)
Position or portion thereof unsettled as of December 31, 2024.

See accompanying notes

Crescent Private Credit Income Corp.

Notes to Consolidated Financial Statements

(in thousands, except share and per share amounts)

March 31, 2025
(Unaudited)

Note 1. Organization and Basis of Presentation

Crescent Private Credit Income Corp. (the “Company”) was formed on November 10, 2022 as a Maryland corporation structured as a non-diversified, closed-end management investment company. The Company elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is externally managed by its adviser, Crescent Cap NT Advisors, LLC (the “Adviser”), an investment adviser registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940. In addition, the Company has elected to be treated, and intends to qualify annually, as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986 (the “Code”). As a RIC, the Company will not be taxed on its income to the extent that it distributes such income each year and satisfies other applicable income tax requirements. The Company has authorized three classes of its common stock, par value $0.01 per share, Class S Common Stock (“Class S shares”), Class D Common Stock (“Class D shares”) and Class I Common Stock (“Class I shares”) and, together with Class S shares and Class D shares, “Common Shares”).

The Company’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. The Company invests primarily in directly originated assets, including debt securities and related equity investments, made to or issued by U.S. middle-market companies. The Company may also make investments in syndicated loans and other liquid credit opportunities, including in publicly traded debt instruments, for cash management purposes and to generate attractive risk adjusted returns.

CCAP Administration LLC (the “Administrator”) provides certain administrative services necessary for the Company to operate. Company management consists of investment and administrative professionals from the Adviser and Administrator, along with the Company’s Board of Directors (the “Board”). The Adviser directs and executes the investment operations and capital raising activities of the Company subject to oversight from the Board, which sets the broad policies of the Company. The Board has delegated investment management of the Company’s portfolio assets to the Adviser. The Board consists of five directors, three of whom are independent.

From time to time, the Company may form wholly owned subsidiaries to facilitate the normal course of business if the Adviser determines that for legal, tax, regulatory, accounting or other similar reasons it is in the best interest of the Company to do so. The Company has also formed special purpose vehicles that hold certain investments in connection with the Company's credit facilities.

On May 3, 2023, Crescent Capital Group LP, an affiliate of the Adviser (“Crescent”), purchased 1,000 Common Shares for $25, or $25.00 per share.

On May 5, 2023, Sun Life Assurance Company of Canada (“Sun Life Assurance”), an affiliate of Sun Life Financial Inc., a majority owner of the Company (“Sun Life”) made a $150,000 capital commitment to the Company. On May 5, 2023, the Company received capital call proceeds totaling $30,000 from Sun Life Assurance. In June 2023, Sun Life Assurance subsequently transferred its remaining undrawn commitment totaling $120,000 to BK Canada Holdings Inc. (“BK Canada”), an affiliate of Sun Life, pursuant to a transfer agreement among Sun Life Assurance, BK Canada and the Company. The Company received all $120,000 of remaining capital commitment proceeds from BK Canada prior to the commencement of its public offering.

On August 1, 2024, the Company began to publicly offer on a continuous basis of up to $2.5 billion in Common Shares, including Class I shares, Class S shares and Class D shares, pursuant to a registered offering (the "Offering"). As of March 31, 2025, the Company had not offered or sold any of its Class S shares or Class D shares.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company's functional currency is the United States dollar and these consolidated financial statements have been prepared in that currency. The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to Regulation S-X. The Company is treated as an investment company and, therefore, applies the specialized accounting and reporting guidance in Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies.

The accompanying interim consolidated financial statements of the Company and related financial information have been prepared pursuant to the requirements for reporting on Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain disclosures accompanying annual consolidated financial statements prepared in accordance with GAAP are omitted. In the opinion of management, the unaudited interim financial results included herein contain all adjustments and reclassifications consisting solely of normal accruals that are necessary for the fair presentation of consolidated financial statements as of and for the periods included herein. All significant intercompany balances and transactions have been eliminated. The current period’s results of operations will not necessarily be indicative of results that ultimately may be achieved for the year ending December 31, 2025.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that may affect the amounts reported in the consolidated financial statements and accompanying notes. The consolidated financial statements reflect all adjustments that in the opinion of management are necessary for the fair statement of the Company’s results of the period presented. Although management believes that the estimates and assumptions are reasonable, changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ materially.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits and may include highly liquid investments (e.g., money market funds, U.S. Treasury notes, and similar type instruments) with original maturities of three months or less. The Company deposits its cash and cash equivalents with highly rated banking corporations and, at times, cash deposits may exceed the insured limits under applicable law. Cash equivalents held by the Company are deemed to be a Level 1 asset per ASC 820 Fair Value hierarchy, as defined below. Restricted cash and cash equivalents consists of deposits and cash collateral held at U.S. Bank N.A. related to the Company’s credit facilities.

Investment Transactions

Loan originations are recorded on the date of the binding commitment. Investments purchased on a secondary market are recorded on the trade date. Realized gains or losses are recorded using the specific identification method as the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments written off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment fair values as of the last day of the reporting period and also includes the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Investment Valuation

The Company applies Financial Accounting Standards Board ASC 820, Fair Value Measurement (ASC 820), as amended, which establishes a framework for measuring fair value in accordance with GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, the Company considers its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in the determination of fair value. In accordance with ASC 820, these levels are summarized below:

•
Level 1—Valuations based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
•
Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Investments for which market quotations are readily available are typically valued at those market quotations. To validate market quotations, the Adviser utilizes a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, the Adviser, as the Board’s valuation designee, determines the fair value of the investments in good faith, based on, among other things, the fair valuation recommendations from investment professionals, the oversight of the Company’s Audit Committee and independent third-party valuation firms.

The Adviser, as the valuation designee, undertakes a multi-step valuation process under the supervision of the Board, which includes, among other procedures, the following:

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Each investment is initially valued by the investment professionals responsible for monitoring that investment.
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The Adviser has established pricing and valuation committees, which are responsible for reviewing and approving the fair valuation recommendations from the investment professionals.
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The valuations of certain portfolio investments are independently corroborated by third-party valuation firms based on certain criteria including investment size and risk profile.
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Final valuation determinations and supporting materials are provided to the Board quarterly as part of the Board's oversight of the Adviser as the valuation designee.

Investments in investment companies are valued at fair value. Fair values are generally determined utilizing the net asset value (“NAV”) supplied by, or on behalf of, management of each investment company, which is net of management and incentive fees or allocations charged by the investment company and is in accordance with the “practical expedient”, as defined by ASC 820. NAVs received by, or on behalf of, management of each investment company are based on the fair value of the investment company’s underlying investments in accordance with policies established by management of each investment company, as described in each of their financial statements and offering memorandum. Investments which are valued using NAV as a practical expedient are excluded from the above hierarchy.

The Company applies the valuation policy approved by the Board that is consistent with ASC 820. Consistent with the valuation policy, the Adviser, in its capacity as the Board’s valuation designee, evaluates the source of inputs, including any markets in which its investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When a security is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), the Company subjects those prices to various criteria in making the determination as to whether a particular investment would qualify for classification as a Level 2 or Level 3 investment. For example, the Company reviews pricing methodologies provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs. Some additional factors considered include the number of prices obtained as well as an assessment as to their quality. Transfers between levels, if any, are recognized at the beginning of the period in which the transfers occur.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If the Company were required to liquidate a portfolio investment in a forced or liquidation sale, it could realize amounts that are different from the amounts presented and such differences could be material. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different from the unrealized gains or losses reflected herein.

Debt Issuance Costs

The Company records costs related to the issuance of debt obligations as deferred financing costs. These costs are amortized over the life of the related debt instrument using the straight-line method. See Note 6 for details.

Interest and Dividend Income Recognition

Interest income is recorded on an accrual basis and includes the amortization of purchase discounts and premiums. Discounts and premiums to par value are accreted or amortized into interest income over the contractual life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion and amortization of discounts and premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income.

Dividend income from common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies. Dividend income from preferred equity securities is recorded on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Each distribution received from an equity investment is evaluated to determine if the distribution should be recorded as dividend income or a return of capital to the stockholders. Generally, the Company will not record distributions from equity investments as dividend income unless there is sufficient current or accumulated earnings prior to the distribution. Distributions that are classified as a return of capital to stockholders are recorded as a reduction in the cost basis of the investment.

Certain investments have contractual payment-in-kind (“PIK”) interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal or cost basis of the investment on the respective interest or dividend payment dates rather than being paid in cash and generally becomes due at maturity or upon being called by the issuer. PIK is recorded as interest income, as applicable. If at any point the Company believes PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. Accrued PIK interest or dividends are generally reversed through interest or dividend income, respectively, when an investment is placed on non-accrual status.

Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of March 31, 2025 and December 31, 2024, the Company had no investments on non-accrual status.

Other Income

Other income may include income such as consent, waiver, amendment, agency, underwriting and arranger fees associated with the Company’s investment activities. Such fees are recognized as income when earned or the services are rendered.

Offering Expenses

The Company's offering expenses include, among other things, legal fees, registration fees and other costs pertaining to the preparation of the Company's registration statement (and any amendments or supplements thereto) relating to the Offering and associated marketing materials. Offering expenses were incurred by the Adviser until the commencement of the Offering. Upon commencement of its Offering on August 1, 2024, the Company recognized $3,538 of offering expenses previously incurred by the Adviser on behalf of the Company. Any offering expenses incurred by the Company, including reimbursements to the Adviser, are recorded as deferred offering costs on the Consolidated Statements of Assets and Liabilities and subsequently amortized to expenses on the Company's Consolidated Statements of Operations over 12 months. The Company’s reimbursement of offering expenses paid on its behalf will be in accordance with the terms of the Expense Support and Conditional Reimbursement Agreement. As of March 31, 2025 and December 31, 2024, the Company had $1,497 and $2,202 of offering expenses, respectively, capitalized on the Consolidated Statements of Assets and Liabilities. For the three months ended March 31, 2025 and 2024, the Company amortized $960 and $0 of offering expenses, respectively.

Income Taxes

The Company elected to be regulated as a BDC under the Investment Company Act. The Company also intends to qualify annually as a RIC under the Code. So long as the Company maintains its status as a RIC, it will generally not pay corporate-level U.S. federal income or excise taxes on any ordinary income or capital gains that it distributes at least annually to its stockholders as dividends. As a result, any tax liability related to income earned and distributed by the Company represents obligations of the Company’s stockholders and will not be reflected in the consolidated financial statements of the Company.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. The Company accounts for income taxes in conformity with ASC 740 - Income Taxes (“ASC 740”). ASC 740 provides guidelines for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements. The Company intends to make the requisite distributions to its stockholders, which will generally relieve the Company from corporate-level income taxes.

The Company intends to comply with the applicable provisions of the Code, pertaining to regulated investment companies and to make distributions of taxable income sufficient to relieve it from substantially all federal income taxes. As of March 31, 2025 the Company is subject to potential examination by U.S. federal tax authorities and state tax authorities for returns filed since the Company's inception in 2023.

In order for the Company not to be subject to federal excise taxes, it must distribute annually an amount at least equal to the sum of (i) 98% of its ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of its net capital gains for the current one-year period ending October 31 in that calendar year and (iii) any undistributed ordinary income and net capital gains from preceding years. The Company, at its discretion, may carry forward taxable income in excess of calendar year dividends and pay a 4% excise tax on this income. If the Company chooses to do so, this generally would increase expenses and reduce the amount available to be distributed to stockholders. The Company accrues excise tax on estimated undistributed taxable income as required on a quarterly basis. See Note 10 for details.

Allocation of Income, Expenses, Gains and Losses

Income, expenses (other than those attributable to a specific class), gains and losses are allocated to each class of shares based upon the aggregate NAV of that class in relation to the aggregate NAV of the Company. Expenses that are specific to a class of shares are allocated to such class directly.

Distributions

To the extent that the Company has taxable income available, the Company intends to make monthly distributions to its stockholders. Distributions to stockholders are recorded on the record date. All distributions will be paid at the discretion of the Board and will depend on the Company’s earnings, financial condition, maintenance of the tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as the Board may deem relevant from time to time. Although the gross distribution per share is generally equivalent for each share class, the net distribution for each share class is reduced for any class specific expenses, including stockholder servicing and/or distribution fees, if any.

The Company has adopted a distribution reinvestment plan pursuant to which stockholders will have their cash distributions automatically reinvested in additional shares of the Company's same class of common stock to which the distribution relates unless they elect to receive their distributions in cash.

Segment Reporting

Since its commencement, the Company has operated and been managed as a single reportable segment deriving returns mainly in the form of interest income, dividend income and other fees from the investments made in pursuit of its single stated investment objective. The accounting policies of the Company are consistent with those described in these Notes to Consolidated Financial Statements. The chief operating decision maker (“CODM”) is represented by an executive committee comprised of a chief executive officer, a chief financial officer and other executive officers of the Company. The CODM considers net investment income, leverage and net increase (decrease) in net assets resulting from operations in deciding how to deploy capital and/or make distributions to shareholders. Detailed financial information for the Company is disclosed within these financial statements with total assets and liabilities disclosed on the Consolidated Statements of Assets and Liabilities, investments held on the Consolidated Schedule of Investments, results of operations and significant segment expenses on the Consolidated Statements of Operations and other information about the Company's performance, including total return, portfolio turnover and ratios within the Financial Highlights in Note 9.

Note 3. Agreements and Related Party Transactions

Administration Agreement

On May 3, 2023, the Company entered into an administration agreement with the Administrator and on August 27, 2024 amended and restated such administration agreement (as amended and restated, the “Administration Agreement”). Under the terms of the Administration Agreement, the Administrator provides administrative services to the Company. These services include providing office facilities, equipment, clerical bookkeeping and record keeping services, maintaining financial and other records, preparing reports to stockholders and reports and other materials filed with the SEC or any other regulatory authority, and generally overseeing the payment of expenses and the performance of administrative and professional services rendered by others. The Administrator also will provide on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. Certain of these services are reimbursable to the Administrator under the terms of the Administration Agreement. In addition, the Administrator is permitted to delegate its duties under the Administration Agreement to affiliates or third parties. To the extent the Administrator outsources any of its functions, the Company will pay the fees associated with such functions on a direct basis, without incremental profit to the Administrator. The Administration Agreement may be terminated by either party without penalty on 60 days’ written notice to the other party.

For the three months ended March 31, 2025 and 2024, the Company incurred administrative services expenses of $334 and $318, respectively, which are included in other general and administrative expenses on the Consolidated Statements of Operations. As of March 31, 2025 and December 31, 2024, $309 and $229, respectively, were payable to the Administrator. In addition to administrative services expenses, the payable balances may include other operating expenses paid by the Administrator on behalf of the Company.

No person who is an officer, director or employee of the Administrator or its affiliates and who serves as a director of the Company receives any compensation for his or her services as a director. However, the Company reimburses the Administrator (or its affiliates) for an allocable portion of the costs, expenses, compensation and benefits paid by the Administrator or its affiliates to the Company’s chief compliance officer, chief financial officer, general counsel and secretary, their respective staffs and operations staff who provide services to the Company; provided that such reimbursement does not conflict with Section 7.8 of the Company's charter. The allocable portion of the compensation for these officers and other professionals are included in the administration expenses paid to the Administrator. Directors who are not affiliated with the Administrator or its affiliates receive compensation for their services and reimbursement of expenses incurred to attend meetings.

Investment Advisory and Management Agreement

On May 3, 2023, the Company entered into an investment advisory and management agreement with the Adviser and on September 5, 2023 and August 27, 2024 amended and restated such investment advisory and management agreement (as amended and restated, the “Investment Advisory and Management Agreement”). Under the terms of the Investment Advisory and Management Agreement, the Adviser provides investment advisory services to the Company and its portfolio investments. The Adviser’s services under the Investment Advisory and Management Agreement are not exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to the Company are not impaired. Under the terms of the Investment Advisory and Management Agreement, the Adviser is entitled to receive a base management fee and may also receive incentive fees, as discussed below. The Adviser waived its base management fee from inception through April 30, 2024 and began charging its base management fee on the value of the Company’s net assets as of May 1, 2024 on the terms set forth in the Investment Advisory and Management Agreement. The Adviser voluntarily agreed to waive incentive fees from the Company's inception through March 31, 2025. In addition, the Adviser has also voluntarily waived its right to receive management and incentive fees related to the Company’s investment in WhiteHawk III Evergreen Fund LP for any period in which this investment remains in the investment portfolio.

Base Management Fee

The management fee is payable monthly in arrears at an annual rate of 1.25% of the value of the Company's net assets as of the beginning of the first calendar day of the applicable month. For purposes of calculating the management fee under the Investment Advisory and Management Agreement, net assets means the Company's total net assets, determined on a consolidated basis in accordance with GAAP, and appropriately adjusted for any share issuances or repurchases during the current calendar month. For example, assuming there were 30 days in a calendar month, if we sold shares on the first day of the month, our net asset value for such month would give effect to the net proceeds of the issuance for the 30 days of the month during which the additional shares were outstanding. If we repurchased shares on the 25th day of the month, our net asset value for such month would give effect to the repurchase for the five days of the month during which such shares were no longer outstanding. For the first calendar month in which the Company had operations, May 2023, net assets were measured as the beginning net assets as of the effective date of the initial Investment Advisory and Management Agreement.

For the three months ended March 31, 2025 and 2024, the Company incurred management fees of $582 and $408, respectively, of which $9 and $408, respectively, were voluntarily waived by the Adviser. As of March 31, 2025 and December 31, 2024, $573 and $545 management fees, respectively, were unpaid.

Incentive Fee per Investment Advisory and Management Agreement

Under the Investment Advisory and Management Agreement, the incentive fee consists of two parts:

The first part, the income incentive fee, is calculated and payable quarterly in arrears and is paid with respect to the Company’s pre-incentive fee net investment income (as defined below) in each calendar quarter as follows: (a) no incentive fee based on pre-incentive fee net investment income in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed a hurdle rate of 1.25% per quarter (5.0% annualized) (the “Hurdle”), (b) 100% of the dollar amount of the Company’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the Hurdle rate but is less than a rate of return of 1.4286% (5.714% annualized), and (c) 12.5% of the dollar amount of the Company’s pre-incentive fee net investment income, if any, that exceeds a rate of return of 1.4286% (5.714% annualized).

The second part, the capital gains incentive fee, is determined and payable in arrears as of the end of each calendar year at a rate of 12.5% of the Company’s realized capital gains, if any, on a cumulative basis from the Company’s commencement of operations through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. In the event that the Investment Advisory and Management Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a capital gains incentive fee.

Pre-incentive fee net investment income means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Company’s net assets in accordance with GAAP at the end of the immediately preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during each calendar quarter, minus the Company’s operating expenses accrued for such quarter (including the base management fee, expenses payable under the Administration Agreement entered into between us and the Administrator and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee and any stockholder and/or distribution servicing fees). Pre-incentive fee net investment income returns include, in the case of investments with a deferred interest feature (such as market or original issue discount, debt investments with PIK interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-incentive fee net investment income returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments is also excluded from pre-incentive fee net investment income. Fees payable under the Investment Advisory and Management Agreement for any partial period will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant quarter.

For the purposes of calculating the incentive fee under the Investment Advisory and Management Agreement, these calculations are appropriately prorated and adjusted for any share issuances or repurchases during the relevant quarter, if applicable. For example, assuming there were 90 days in a calendar quarter, if we sold shares on the 31st day of the quarter, our pre-incentive fee net investment income returns, expressed as a rate of return on the value of our net assets at the end of the immediately preceding quarter, for such quarter would give effect to the net proceeds of the issuance for the 60 days of the quarter during which the additional shares were outstanding. If we repurchased shares on the 85th day of the quarter, our pre-incentive fee net investment income returns, expressed as a rate of return on the value of our net assets at the end of the immediately preceding quarter, for such quarter would give effect to the repurchase for the five days of the month during which such shares were no longer outstanding.

For the three months ended March 31, 2025 and 2024, the Company incurred income incentive fees of $360 and $302, respectively, all of which were voluntarily waived by the Adviser. As of March 31, 2025 and December 31, 2024, no income incentive fees were unpaid.

GAAP Incentive Fee on Cumulative Unrealized Capital Appreciation

The Company accrues, but does not pay, a portion of the incentive fee based on capital gains with respect to net unrealized appreciation. Under GAAP, the Company is required to accrue an incentive fee based on capital gains that includes net realized capital gains and losses and net unrealized capital appreciation and depreciation on investments held at the end of each period. In calculating the accrual for the incentive fee based on capital gains, the Company considers the cumulative aggregate unrealized capital appreciation in the calculation, since an incentive fee based on capital gains would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee payable under the Investment Advisory and Management Agreement. This accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital appreciation or depreciation. If such amount is positive at the end of a period, then the Company records a capital gains incentive fee equal to 12.5% of such amount, minus the aggregate amount of actual incentive fees based on capital gains paid in all prior periods. If such amount is negative, then there is no accrual for such period. There can be no assurance that such unrealized capital appreciation will be realized in the future.

For the three months ended March 31, 2025 and 2024, the Company (reversed) recorded GAAP incentive fees of $(188) and $69, respectively. Because the Adviser has agreed to voluntarily waive all incentive fees through March 31, 2025, for the three months ended March 31, 2025 and 2024, the Company recorded (reversed) a corresponding waiver of GAAP incentive fees of $188 and $(69), respectively. As of March 31, 2025 and December 31, 2024, no GAAP incentive fees remain outstanding.

Intermediary Manager Agreement

On July 17, 2023, the Company entered into an Intermediary Manager agreement (the “Intermediary Manager Agreement”) with Emerson Equity LLC (the “Intermediary Manager”). Under the terms of the Intermediary Manager Agreement, the Intermediary Manager agreed to, among other things, manage the Company's relationships with third-party brokers engaged by the Intermediary Manager to participate in the distribution of common shares and financial advisors. The Intermediary Manager will be entitled to receive stockholder servicing and/or distribution fees monthly in arrears at an annual rate of 0.85% of the Company’s aggregate NAV attributable to Class S shares as of the beginning of the first calendar day of the month. The Intermediary Manager is entitled to receive stockholder servicing and/or distribution fees monthly in arrears at an annual rate of 0.25% of the Company’s aggregate NAV attributable to Class D shares as of the beginning of the first calendar day of the month. No stockholder servicing and/or distribution fees will be paid with respect to Class I shares. The stockholder servicing and/or distribution fees will be payable to the Intermediary Manager, but the Intermediary Manager anticipates that all or a portion of the stockholder servicing and/or distribution fees will be retained by, or re-allowed (paid) to, participating broker-dealers.

The Company will cease paying the stockholder servicing and/or distribution fees on the Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) a merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets or (iii) the date following the completion of the primary portion of the Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Offering, including the stockholder servicing and/or distribution fees and other underwriting compensation, is equal to 10% of the gross proceeds from the Offering.

In addition, at the end of the month in which the Intermediary Manager in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and stockholder servicing and/or distribution fees paid with respect to any single share held in a stockholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such Common Shares (or a lower limit as determined by the Intermediary Manager or the applicable selling agent), the Company will cease paying the stockholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such stockholder’s account. At the end of such month, the applicable Class S shares or Class D shares in such common stockholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S shares or Class D shares.

The Intermediary Manager is a broker-dealer registered with the SEC and is a member of the Financial Industry Regulatory Authority.

The Intermediary Manager Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Company’s board of directors who are not “interested persons”, as defined in the Investment Company Act, of the Company and who have no direct or indirect financial interest in the operation of the Company’s distribution plan or the Intermediary Manager Agreement or by vote of a majority of the outstanding voting securities of the Company, on not more than 60 days’ written notice to the Intermediary Manager.

The Intermediary Manager may terminate the Intermediary Manager Agreement, without the payment of penalty, on at least 120 days' written notice to the Company. Either party may terminate the Intermediary Manager Agreement immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision of the Intermediary Manager Agreement. The Intermediary Manager Agreement will automatically terminate in the event of its assignment, as defined in the Investment Company Act. The Company’s obligations under the Intermediary Manager Agreement to pay the stockholder servicing and/or distribution fees with respect to the Class S shares and Class D shares distributed shall survive termination of the agreement until such shares are no longer outstanding (including such shares that have been converted into Class I shares, as described above).

Distribution and Servicing Plan

The Board approved a distribution and servicing plan (the “Distribution and Servicing Plan”). The following table shows the stockholder servicing and/or distribution fees the Company pays the Intermediary Manager with respect to the Class S shares and Class D shares on an annualized basis as a percentage of the Company’s NAV for such class.

Class of Common Shares	Stockholder Servicing and/or Distribution Fee as a % of NAV
Class S Shares	0.85%
Class D Shares	0.25%
Class I Shares	-

The stockholder servicing and/or distribution fees are paid monthly in arrears, calculated using the NAV of the applicable class as of the beginning of the first calendar day of the month and subject to FINRA and other limitations on underwriting compensation.

The Intermediary Manager will reallow (pay) all or a portion of the stockholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing stockholder services performed by such brokers, and will waive stockholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services. Because the stockholder servicing and/or distribution fees with respect to Class S or Class D shares are calculated based on the aggregate NAV for all of the outstanding shares of each such class, it reduces the NAV with respect to all shares of each such class, including shares issued under the Company’s distribution reinvestment plan.

Eligibility to receive the stockholder servicing and/or distribution fee is conditioned on a broker providing the following ongoing services with respect to the Class S or Class D shares: assistance with recordkeeping, answering investor inquiries regarding the Company, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. If the applicable broker is not eligible to receive the stockholder servicing and/or distribution fee due to failure to provide these services, the Intermediary Manager will waive the stockholder servicing and/or distribution fee that broker would have otherwise been eligible to receive. The stockholder servicing and/or distribution fees are ongoing fees that are not paid at the time of purchase. For the three months ended March 31, 2025 and 2024, the Company has not incurred any expenses in connection with the Intermediary Manager Agreement.

Expense Support and Conditional Reimbursement Agreement

The Company has entered into an Expense Support and Conditional Reimbursement Agreement on May 3, 2023 (the “Expense Support Agreement”) with the Adviser. The Adviser may elect to pay certain expenses of the Company on the Company’s behalf (each, an “Expense Payment”), provided that no portion of an Expense Payment will be used to pay any interest expense or stockholder servicing and/or distribution fees of the Company. Any Expense Payment that the Adviser has committed to pay must be paid by the Adviser to the Company or on behalf of the Company in any combination of cash or other immediately available funds no later than forty-five days after such election was made in writing by the Adviser, and/or offset against amounts due from the Company to the Adviser or its affiliates.

Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s stockholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to or on behalf of the Company within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Company shall be referred to herein as a “Reimbursement Payment.” As described below, reimbursement payments are conditioned on (i) an expense ratio (excluding any management or incentive fee) that, after giving effect to the recoupment, is lower than the expense ratio (excluding any management or incentive fee) at the time of the fee waiver or expense reimbursement and (ii) a distribution level (exclusive of return of capital to stockholders, if any), equal to, or greater than, the rate at the time of the waiver or reimbursement. “Available Operating Funds” means the sum of (i) the Company’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. Reimbursement Payments for a given Expense Payment must be made within three years prior to the last business day of the applicable calendar month. The expense support is measured on a per share class basis.

The Expense Support Agreement provides that no Reimbursement Payment will be made for any calendar month if: (1) the annualized rate (based on a 365-day year) of regular cash distributions per share of common stock declared by the Company exclusive of returns of capital, distribution rate reductions due to distribution and stockholder fees, and any declared special dividends or distributions (the “Effective Rate of Distributions Per Share”) declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Operating Expense Ratio (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. The “Operating Expense Ratio” is calculated by dividing Operating Expenses (as defined below), less organizational and offering expenses, base management and incentive fees owed to the Adviser, and interest expense, by the Company’s net assets. “Operating Expenses” means all of the operating costs and expenses incurred, as determined in accordance with GAAP.

The following table presents a summary of Expense Payments and the related Reimbursement Payments for the three months ended March 31, 2025:

For the Month Ended	Expense Support from the Adviser	Recoupment of Expense Support	Expense Support No Longer Eligible for Reimbursement	Unreimbursed Expense Support	Ratio of Operating Expenses to Average Net Assets for the Period(1)	Effective Rate of Distribution per Share(2)	Eligible for Reimbursement through
January 31, 2025	$717	$-	$-	$717	2.69%	7.09%	1/31/2028
February 28, 2025	$645	$-	$-	$645	2.09%	7.10%	2/29/2028
March 31, 2025	$610	$-	$-	$610	1.77%	7.11%	3/31/2028

(1) In accordance with the Expense Support and Conditional Reimbursement Agreement, the ratio of operating expenses excludes organization and offering expenses, stated interest expense, any base management fee and any incentive fee.

(2) The effective rate of distribution per share is the (a) annualized regular cash distributions per share, exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any, (b) divided by the prior month’s NAV per share.

As of March 31, 2025 and December 31, 2024, $4,259 and $3,377, respectively, was included as a receivable from the Adviser in the other assets section on the Company's Consolidated Statements of Assets and Liabilities, reflecting the expense support payments payable net of operating expense amounts incurred by the Adviser on behalf of the Company.

As of March 31, 2025 and December 31, 2024, $5,082 and $5,096, respectively, was included in the accrued expenses and other liabilities section of the Company’s Consolidated Statements of Assets and Liabilities, reflecting unpaid organizational costs and offering costs payable to the Adviser under the Expense Support Agreement.

Note 4. Investments

The information in the following tables is presented on an aggregate portfolio basis, without regard to whether they are non-controlled, non-affiliated, non-controlled, affiliated or controlled affiliated, investments.

Investments at fair value consisted of the following (in thousands):

	As of March 31, 2025			As of December 31, 2024
Investment Type	Cost	Fair Value	Unrealized Appreciation/ (Depreciation)	Cost	Fair Value	Unrealized Appreciation/ (Depreciation)
Senior Secured First Lien	$120,057	$119,246	$(811)	$135,527	$136,018	$491
Unitranche First Lien	171,560	172,413	853	129,772	130,616	844
Unitranche First Lien - Last Out	2,591	2,593	2	3,605	3,479	(126)
Unsecured Debt	3,121	3,283	162	3,015	3,176	161
Equity	4,799	5,867	1,068	3,612	4,260	648
LLC/LP Equity Interests	4,500	4,629	129	4,500	4,612	112
Total Investments	$306,628	$308,031	$1,403	$280,031	$282,161	$2,130

The industry composition of investments at fair value is as follows (in thousands):

Industry	Fair Value as of March 31, 2025	Percentage of Fair Value	Fair Value as of December 31, 2024	Percentage of Fair Value
Software and Services	$89,521	29.1%	$68,914	24.3%
Health Care Equipment and Services	70,138	22.8	65,098	23.1
Commercial and Professional Services	49,684	16.1	45,829	16.2
Pharmaceuticals, Biotechnology and Life Sciences	25,040	8.1	11,161	4.0
Materials	12,875	4.2	14,925	5.3
Insurance	12,839	4.2	15,026	5.3
Capital Goods	11,449	3.7	13,435	4.8
Diversified Financials	8,867	2.9	8,777	3.1
Consumer Services	6,364	2.1	9,607	3.4
Energy	4,740	1.5	4,136	1.5
Consumer Discretionary Distribution and Retail	4,606	1.5	6,974	2.5
Financial Services	4,141	1.3	7,419	2.6
Media and Entertainment	2,910	0.9	3,283	1.2
Consumer Durables and Apparel	1,812	0.6	1,552	0.6
Telecommunication Services	1,483	0.5	1,488	0.5
Food, beverage and tobacco	813	0.3	3,164	1.1
Transportation	447	0.1	745	0.3
Real Estate Management and Development	302	0.1	628	0.2
Total Investments	$308,031	100.0%	$282,161	100.0%

The geographic composition of investments at fair value is as follows (in thousands):

Geographic Region	Fair Value as of March 31, 2025	Percentage of Fair Value	Fair Value as of December 31, 2024	Percentage of Fair Value
United States	$279,579	90.8%	$264,160	93.6%
Switzerland	10,405	3.4	-	-
United Kingdom	6,840	2.2	6,327	2.2
Netherlands	6,775	2.2	7,860	2.8
Australia	3,863	1.3	3,814	1.4
Canada	462	0.1	-	-
Finland	107	0.0	-	-
Total Investments	$308,031	100.0%	$282,161	100.0%

Note 5. Fair Value of Financial Instruments

Investments

The following tables present fair value measurements of investments as of March 31, 2025 and December 31, 2024 (in thousands):

Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
Senior Secured First Lien	$—	$72,906	$46,345	$119,251
Unitranche First Lien	—	—	172,410	172,410
Unitranche First Lien – Last Out	—	—	2,592	2,592
Unsecured Debt	—	—	3,283	3,283
Equity	—	—	5,866	5,866
Subtotal	$—	$72,906	$230,496	$303,402
Investments Measured at NAV (1)	—	—	—	4,629
Total Investments	$—	$72,906	$230,496	$308,031

Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
Senior Secured First Lien	$—	$104,359	$31,659	$136,018
Unitranche First Lien	—	—	130,616	130,616
Unitranche First Lien – Last Out	—	—	3,479	3,479
Unsecured Debt	—	—	3,176	3,176
Equity	—	—	4,260	4,260
Subtotal	$—	$104,359	$173,190	$277,549
Investments Measured at NAV (1)				4,612
Total Investments	$—	$104,359	$173,190	$282,161

(1) In accordance with ASC 820-10, certain investments that are measured using the net asset value per share (or its equivalent) as a practical expedient for fair value have not been classified in the fair value hierarchy. These investments are generally not redeemable. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Consolidated Statements of Assets and Liabilities.

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the three months ended March 31, 2025 and 2024, based off of the fair value hierarchy as of March 31, 2025 and 2024, respectively (in thousands):

	Senior Secured First Lien	Unitranche First Lien	Unitranche First Lien - Last Out	Unsecured Debt	Equity	Total
Balance as of December 31, 2024	$31,659	$134,095	$-	$3,176	$4,260	$173,190
Amortized discounts/premiums	53	120	(26)	2	-	149
Paid in-kind interest	-	301	-	104	-	405
Net realized gain (loss)	13	2	-	-	-	15
Net change in unrealized appreciation (depreciation)	102	148	1	1	421	673
Purchases	13,251	38,776	2,617	-	1,185	55,829
Sales/principal repayments/paydowns	(950)	(1,032)	-	-	-	(1,982)
Transfers in	2,969	-	-	-	-	2,969
Transfers out	(752)	-	-	-	-	(752)
Balance as of March 31, 2025	$46,345	$172,410	$2,592	$3,283	$5,866	$230,496
Net change in unrealized appreciation (depreciation) from investments still held as of March 31, 2025.	118	148	1	1	421	689

During the three months ended March 31, 2025, the Company recorded $752 in transfers out from Level 3 to Level 2 due to an increase in observable inputs in market data. During the three months ended March 31, 2025, the Company recorded $2,969 in transfers from Level 2 to Level 3 due to a decrease in observable inputs in market data.

	Senior Secured First Lien	Unitranche First Lien	Equity	Total
Balance as of December 31, 2023	$14,649	$30,367	$1,369	$46,385
Amortized discounts/premiums	15	32	-	47
Net realized gain (loss)	23	2	-	25
Net change in unrealized appreciation (depreciation)	179	642	101	922
Purchases	7,437	16,671	-	24,108
Sales/principal repayments/paydowns	(3,191)	(359)	-	(3,550)
Transfers in	335	-	-	335
Transfers out	(501)	-	-	(501)
Balance as of March 31, 2024	$18,946	$47,355	$1,470	$67,771
Net change in unrealized appreciation (depreciation) from investments still held as of March 31, 2024	179	642	100	921

During the three months ended March 31, 2024, the Company recorded $501 in transfers out from Level 3 to Level 2 due to an increase in observable inputs in market data. During the three months ended March 31, 2024, the Company recorded $335 in transfers from Level 2 to Level 3 due to a decrease in observable inputs in market data.

The following tables present the fair value of Level 3 investments and the ranges of significant unobservable inputs used to value the Company’s Level 3 investments as of March 31, 2025 and December 31, 2024. These ranges represent the significant unobservable inputs that were used in the valuation of each type of investment. These inputs are not representative of the inputs that could have been used in the valuation of any one investment. For example, the highest market yield presented in the table for senior secured first lien investments is appropriate for valuing a specific investment but may not be appropriate for valuing any other investment. Accordingly, the ranges of inputs presented below do not represent uncertainty in, or possible ranges of, fair value measurements of the Company’s Level 3 investments.

Security Type	Fair Value as of March 31, 2025 (in thousands)	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Senior Secured First Lien	$21,979	Discounted Cash Flows	Discount Rate	9.0%	-	10.4%	(9.7%)
	10,160	Transaction Precedent	Transaction Price			N/A
	14,206	Broker Quoted	Broker Quote			N/A
	$46,345

Unitranche First Lien	$148,413	Discounted Cash Flows	Discount Rate	8.4%	-	14.3%	(9.9%)
	23,997	Transaction Precedent	Transaction Price			N/A
	$172,410

Unitranche First Lien - Last Out	2,592	Transaction Precedent	Transaction Price			N/A
	$2,592

Unsecured Debt	$3,283	Discounted Cash Flows	Discount Rate	13.3%	-	13.3%	(13.3%)
	$3,283

Equity	4,670	Enterprise Value	Comparable EBITDA Multiple	11.1x	-	28.2x	(20.9x)
	1,196	Transaction Precedent	Transaction Price			N/A
	$5,866

Total	$230,496

Security Type	Fair Value as of December 31, 2024 (in thousands)	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Senior Secured First Lien	$18,313	Discounted Cash Flows	Discount Rate	9.6%	-	10.4%	(10.0%)
	13,346	Broker Quoted	Broker Quote			N/A
	$31,659

Unitranche First Lien	$116,024	Discounted Cash Flows	Discount Rate	8.9%	-	12.2%	(10.1%)
	14,592	Broker Quoted	Broker Quote			N/A
	$130,616

Unitranche First Lien - Last Out	$3,479	Discounted Cash Flows	Discount Rate	11.2%	-	11.2%	(11.2%)
	$3,479

Unsecured Debt	$3,176	Discounted Cash Flows	Discount Rate	13.3%	-	13.3%	(13.3%)
	$3,176

Equity	4,260	Enterprise Value	Comparable EBITDA Multiple	11.1x	-	27.4x	(20.0x)
	$4,260

Total	$173,190

The significant unobservable inputs used in the fair value measurement of the Company’s debt and equity securities are primarily earnings before interest, taxes, depreciation and amortization (“EBITDA”) comparable multiples and market discount rates. The Company typically uses comparable EBITDA multiples on its equity securities to determine the fair value of investments. The Company uses discount rates for debt securities to determine if the effective yield on a debt security is commensurate with the market yields for that type of debt security. Weighted average is calculated based upon fair value.

•
The significant unobservable inputs used in the discounted cash flow approach is the discount rate used to discount the estimated future cash flows expected to be received from the underlying investment, which include both future principal and interest payments. Increases and decreases in the discount rate would result in a decrease and increase in the fair value, respectively. Included in the consideration and selection of discount rates is risk of default, rating of the investment, call provisions and comparable company investments.
•
The significant unobservable inputs used in the market multiple approach are the multiples of similar companies’ EBITDA, revenue and comparable market transactions. Increases and decreases in market EBITDA multiples and revenue would result in an increase or decrease in the fair value, respectively.

Note 6. Debt

Debt consisted of the following:

	As of March 31, 2025				As of December 31, 2024
(in $ thousands)	Aggregate Principal Amount Committed	Drawn Amount	Amount Available(1)	Carrying Value(2)(3)	Aggregate Principal Amount Committed	Drawn Amount	Amount Available(1)	Carrying Value(2)(3)
JPM Funding Facility	$150,000	$125,776	$24,224	$125,776	$150,000	$111,979	$38,021	$111,979
JPM Funding Facility II	100,000	32,000	68,000	32,000	-	-	-	-
Total Debt	$250,000	$157,776	$92,224	$157,776	$150,000	$111,979	$38,021	$111,979
(1)
The amount available is subject to any limitations related to the credit facility borrowing base.
(2)
The amount presented excludes netting of deferred financing costs.
(3)
As of March 31, 2025 and December 31, 2024, the carrying amount of the Company’s outstanding debt approximated fair value, unless otherwise noted.

The weighted average interest rate of the aggregate borrowings outstanding for the three months ended March 31, 2025 and 2024 was 6.84% and 11.64%, respectively. The weighted average borrowing outstanding for the three months ended March 31, 2025 and 2024 was $124,108 and $28,434, respectively.

The fair values of the Company’s debt are determined in accordance with ASC 820, which defines fair value in terms of the price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value of the Company's debt is calculated by discounting remaining payments using comparable market rates or market quotes for similar instruments at the measurement date. As of March 31, 2025 and December 31, 2024, the debt would be deemed to be Level 3 of the fair value hierarchy.

As of March 31, 2025 and December 31, 2024, the Company was in compliance with the terms and covenants of its debt arrangements.

JPM Funding Facility

On December 8, 2023, the Company entered into a Loan and Security Agreement (as amended, “JPM Funding Facility”), as servicer, with CPCI Funding SPV, LLC, the Company's wholly owned subsidiary (the “Borrower”), as borrower, the lenders party thereto, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent, that provides a secured credit facility of $150,000 with a reinvestment period ending December 8, 2026 and a final maturity date of December 8, 2028. The JPM Funding Facility also provides for a feature that allows the Borrower, under certain circumstances, to increase the overall size of the JPM Funding Facility to a maximum of $500,000. The Company consolidates the Borrower in its consolidated financial statements and no gain or loss is recognized from the transfer of assets to and from the Borrower.

The obligations of the Borrower under the JPM Funding Facility are secured by substantially all assets held by the Borrower. Since August 23, 2024, the interest rate charged on the JPM Funding Facility is based on an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) plus a margin of 2.25%, subject to increase from time to time pursuant to the terms of the JPM Funding Facility. Prior to August 23, 2024, the interest rate charged on the JPM Funding Facility was based on an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) plus a margin of 2.60%. In addition, the Borrower pays, among other fees, an administrative agency fee on the facility commitment and a commitment fee on the undrawn balance. The JPM Funding Facility includes customary covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

Costs incurred in connection with obtaining the JPM Funding Facility were recorded as deferred financing costs and are being amortized over the life of the JPM Funding Facility on a straight-line basis. As of March 31, 2025 and December 31, 2024, deferred financing costs related to the JPM Funding Facility were $1,324 and $1,413, respectively, and were netted against debt outstanding on the Consolidated Statements of Assets and Liabilities.

JPM Funding Facility II

On March 31, 2025, the Company entered into a Loan and Security Agreement (the “JPM Funding Facility II”), as servicer, CPCI Funding SPV II, LLC, the Company's wholly owned subsidiary (the “Borrower II”), as borrower, the lenders party thereto, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent, that provides a secured credit facility of $100,000 with a reinvestment period ending September 30, 2027 and a final maturity date of March 31, 2028. The JPM Funding Facility II also provides for a feature that allows the Borrower II, under certain circumstances, to increase the overall size of the JPM Funding Facility II to a maximum of $200,000. The Company consolidates the Borrower II in the consolidated financial statements and no gain or loss is recognized from the transfer of assets to and from the Borrower II.

The obligations of the Borrower II under the JPM Funding Facility II are secured by substantially all assets held by the Borrower II. The interest rate charged on the JPM Funding Facility II is based on an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) plus a margin of 1.35%, subject to increase from time to time pursuant to the terms of the JPM Funding Facility II. In addition, the Borrower II pays, among other fees, a commitment fee on the undrawn balance. The JPM Funding Facility II includes customary covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

Costs incurred in connection with obtaining the JPM Funding Facility II were recorded as deferred financing costs and are being amortized over the life of the JPM Funding Facility II on a straight-line basis. As of March 31, 2025 and December 31, 2024, deferred financing costs related to the JPM Funding Facility II were $641 and $0, respectively, and were netted against debt outstanding on the Consolidated Statements of Assets and Liabilities.

Summary of Interest and Credit Facility Expenses

The borrowing expenses incurred by our credit facilities were as follows:

(in $ thousands)	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Borrowing interest expense	$1,979	$570
Unused facility fees	52	92
Amortization of financing costs	90	90
Administrative fee	-	76
Total interest and other debt financing costs	$2,121	$828
Weighted average outstanding balance	$124,108	$28,434

Note 7. Commitments and Contingencies

The Company’s investment portfolio may contain investments that are in the form of lines of credit or unfunded commitments, which require the Company to provide funding when requested by portfolio companies in accordance with the terms of the underlying agreements. Unfunded commitments to provide funds to portfolio companies are not reflected on the Company’s Consolidated Statements of Assets and Liabilities. These commitments are subject to the same underwriting and ongoing portfolio maintenance as are the on-balance sheet financial instruments that the Company holds. Since these commitments may expire without being drawn, the total commitment amount does not necessarily represent future cash requirements.

The Company has the following unfunded commitments to portfolio companies (in thousands):

		As of March 31, 2025		As of December 31, 2024
Company	Investment Type	Commitment Expiration Date (1)	Unfunded Commitment	Commitment Expiration Date (1)	Unfunded Commitment
Accession Risk Management	Delayed Draw Term Loan	10/30/2029	$-	n/a	$-
Accession Risk Management	Delayed Draw Term Loan	11/5/2030	-	11/5/2030	5
Ancora Bidco PTY LTD (4)	Delayed Draw Term Loan	11/6/2030	675	11/6/2030	671
Angels of Care (2)	Revolver	2/11/2030	400	2/11/2030	400
Angels of Care (3)	Delayed Draw Term Loan	2/11/2030	850	2/11/2030	850
Avalign Technologies, Inc. (2)	Revolver	12/20/2028	646	12/20/2028	645
Avidity Acquisition B.V. (3)	Delayed Draw Term Loan	3/4/2029	35	n/a	-
Bonterra LLC	Delayed Draw Term Loan	3/5/2032	1,347	n/a	-
Bonterra LLC (2)	Revolver	3/5/2032	1,127	n/a	-
BVI Medical Inc. (2)	Delayed Draw Term Loan	9/7/2027	354	n/a	-
BVI Medical Inc. (2)	Revolver	3/7/2032	657	n/a	-
C-4 Analytics2 (2)	Revolver	5/14/2030	525	5/14/2030	525
C-4 Analytics2 (3)	Delayed Draw Term Loan	5/14/2026	1,850	5/14/2026	1,850
Career Certified LLC (3)	Delayed Draw Term Loan	2/19/2031	150	n/a	-
Career Certified LLC (2)	Revolver	2/19/2031	100	n/a	-
CMG Holdco	Delayed Draw Term Loan	10/31/2028	-	n/a	-
CMG Holdco	Delayed Draw Term Loan	10/31/2028	-	n/a	-
CMG Holdco (3)	Delayed Draw Term Loan	5/19/2028	664	5/19/2028	664
CMG Holdco (3)	Delayed Draw Term Loan	5/19/2028	617	5/19/2028	617
CMG Holdco (2)	Revolver	5/19/2028	384	5/19/2028	438
Concord III, LLC (2)	Revolver	12/20/2028	81	12/20/2028	163
Duraserv LLC (2)	Delayed Draw Term Loan	3/3/2027	1,715	6/10/2026	-
Duraserv LLC	Delayed Draw Term Loan	6/10/2026	-	n/a	899
Duraserv LLC (2)	Revolver	6/10/2030	893	6/10/2030	893
Enverus (2)	Revolver	12/24/2029	338	12/24/2029	328
Enverus (3)	Delayed Draw Term Loan	12/24/2029	84	12/24/2029	222
Essential Services Holding Corporation (3)	Delayed Draw Term Loan	6/17/2026	744	6/17/2026	744
Essential Services Holding Corporation (2)	Revolver	6/17/2030	390	6/17/2030	465
Evergreen IX Borrower 2023, LLC (2)	Revolver	9/29/2029	500	9/29/2029	500
Formulations Parent Corporation (2)	Revolver	11/15/2029	550	11/15/2030	550
Galway Borrower, LLC (2)	Revolver	9/30/2028	492	9/30/2028	661
Galway Borrower, LLC (2)	Delayed Draw Term Loan	9/30/2028	5,365	9/30/2028	5,396

GB Eagle Buyer, Inc. (3)	Delayed Draw Term Loan	12/1/2030	1,282	11/29/2030	1,282
GB Eagle Buyer, Inc. (2)	Revolver	12/1/2030	449	11/29/2030	513
Granicus, Inc. (2)	Revolver	1/17/2031	548	1/17/2031	548
Granicus, Inc.	Delayed Draw Term Loan	1/17/2026	-	n/a	-
Granicus, Inc. (2)	Delayed Draw Term Loan	8/2/2026	140	7/30/2031	140
Halo Buyer Inc (2)	Revolver	8/7/2029	496	n/a	-
Hamsard 3778 Limited	Delayed Draw Term Loan	10/28/2031	567	10/28/2031	550
Hanger, Inc. (5)	Delayed Draw Term Loan	n/a	n/a	10/23/2031	26
Iris Buyer, LLC (3)	Delayed Draw Term Loan	10/2/2030	172	10/2/2030	171
Iris Buyer, LLC (2)	Revolver	10/2/2029	353	10/2/2029	505
Iris Buyer, LLC (3)	Delayed Draw Term Loan	10/2/2030	719	n/a	-
IVX Health Merger Sub, Inc. (2)	Revolver	6/7/2030	1,408	6/7/2030	1,408
MB2 Dental (2)	Revolver	2/13/2031	384	6/7/2030	384
MB2 Dental (3)	Delayed Draw Term Loan	2/13/2026	1,298	2/13/2031	1,528
MB2 Dental (3)	Delayed Draw Term Loan	2/13/2027	357	2/13/2031	357
Medical Review Institute of America (2)	Revolver	7/1/2030	688	7/1/2030	800
Medicus IT (3)	Delayed Draw Term Loan	7/9/2026	2,800	7/9/2031	2,800
Medicus IT (2)	Revolver	7/9/2030	990	7/9/2030	1,100
Net Health Acquisition Corp. (2)	Revolver	7/5/2031	1,023	7/5/2031	954
Online Labels Group, LLC (2)	Revolver	12/19/2029	200	12/19/2029	200
Online Labels Group, LLC (3)	Delayed Draw Term Loan	12/19/2025	88	9/17/2031	175
Online Labels Group, LLC (3)	Delayed Draw Term Loan	12/19/2025	175	12/19/2029	175
Parts Town (3)	Delayed Draw Term Loan	7/9/2030	374	7/9/2030	374
Pegasus Steel (3)	Delayed Draw Term Loan	1/19/2031	343	1/19/2031	343
Pegasus Steel (3)	Delayed Draw Term Loan	1/19/2031	431	n/a	-
Pegasus Steel	Delayed Draw Term Loan	1/19/2031	197	n/a	-
Pitch MidCo B.V. (4)	Delayed Draw Term Loan	4/26/2028	1,547	4/26/2031	1,484
Pye-Barker Fire & Safety, LLC	Delayed Draw Term Loan	12/1/2025	-	n/a	-
Pye-Barker Fire & Safety, LLC (2)	Revolver	5/24/2030	758	7/9/2030	758
Rightworks LLC (2)	Revolver	5/29/2029	285	n/a	-
RN Enterprises, LLC (3)	Delayed Draw Term Loan	7/1/2030	1,747	7/1/2030	1,747
RN Enterprises, LLC (2)	Revolver	7/5/2031	850	7/5/2031	885
RWA Wealth Partners, LLC.	Delayed Draw Term Loan	11/15/2030	1,313	11/15/2030	1,313
RWA Wealth Partners, LLC. (2)	Revolver	11/15/2030	400	11/15/2030	400
Saarni	Delayed Draw Term Loan	3/19/2032	9	n/a	-

Solvias AG LP (2)	Revolver	2/27/2032	1,421	n/a	-
The Hilb Group, LLC (2)	Delayed Draw Term Loan	10/31/2026	1,313	10/31/2031	1,336
The Hilb Group, LLC (2)	Revolver	10/31/2031	638	10/31/2031	619
Tropolis Holdings LLC	Delayed Draw Term Loan	2/28/2031	550	n/a	-
Tropolis Holdings LLC (2)	Revolver	2/28/2031	100	n/a	-
UHY Advisors , Inc.	Delayed Draw Term Loan	11/21/2031	1,775	11/21/2031	1,775
UHY Advisors , Inc. (2)	Revolver	11/21/2031	350	11/21/2031	450
USALCO (3)	Delayed Draw Term Loan	9/30/2031	45	9/30/2031	45
Van Der Steen	Revolver	5/7/2028	1,186	5/7/2028	1,137
Vital Care Buyer, LLC (2)	Revolver	7/30/2031	283	7/30/2031	283
WCT Group Holdings, LLC (2)	Revolver	12/12/2029	457	12/12/2029	457

Total			$52,042		$44,508

(1)
Commitments are generally subject to borrowers meeting certain criteria such as compliance with covenants and certain operational metrics. These amounts may remain outstanding until the commitment period of an applicable loan expires, which may be shorter than its maturity.
(2)
Investment pays 0.50% unfunded commitment fee on revolving credit facility or delayed draw term loan facility.
(3)
Investment pays 1.00% unfunded commitment fee on revolving credit facility or delayed draw term loan facility.
(4)
Investment pays 1.50% unfunded commitment fee on revolving credit facility or delayed draw term loan facility.
(5)
Investment pays 2.00% unfunded commitment fee on revolving credit facility or delayed draw term loan facility.

Other Commitments and Contingencies

In the normal course of business, the Company enters into contracts which provide a variety of representations and warranties, and that provide general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any risk exposure to the Company under these arrangements is unknown as it would involve future claims that may be made against the Company; however, based on the Company’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Company has not accrued any liability in connection with such indemnifications.

Note 8. Net Assets

The Company determines NAV for each class of shares as of the last day of each calendar month. Share issuances related to monthly subscriptions are effective the first calendar day of each month. Shares are issued at an offering price equivalent to the most recent NAV per share available for each share class, which will be NAV per share for each share class as of the last calendar day of the immediately preceding month (i.e. the prior month-end NAV).

In connection with its formation, the Company has the authority to issue 300,000,000 of Common Shares at $0.01 par value per share. On May 3, 2023, Crescent was issued 1,000 Class I shares at $25.00 per share.

As of March 31, 2025, pursuant to subscription agreements entered into between the Company and Crescent Capital, Sun Life, BK Canada, Scotia Private Credit Pool and Crescent and shares issued through its public offering that commenced on August 1, 2024, the Company issued approximately 6,991,873 of its Class I shares and raised gross proceeds of approximately $180,095 since inception, including approximately 314,117 Class I shares that were issued during the three months ended March 31, 2025 in exchange for $8,500.

Net Asset Value per Share and Offering Price

The following table summarizes each month-end NAV per share for Class I shares of beneficial interest for the period from January 1, 2024 through March 31, 2025. As of March 31, 2025 and December 31, 2024, the Company had not sold any of its Class S shares or Class D shares.

Date	Class I NAV Per Share
January 31, 2024	$26.24
February 29, 2024	26.45
March 31, 2024	26.68
April 30, 2024	26.79
May 31, 2024	27.09
June 30, 2024	26.95
July 31, 2024	26.89
August 31, 2024	26.83
September 30, 2024	26.95
October 31, 2024	27.00
November 30, 2024	26.99
December 31, 2024	27.06
January 31, 2025	27.03
February 28, 2025	26.99
March 31, 2025	26.88

Distributions

The Company declared monthly regular and special distributions for its Class I shares. The following table presents the monthly regular and special distributions that were declared and payable during the three months ended March 31, 2025. There were no distributions for the three months ended March 31, 2024.

(in $ thousands, except per share amounts)			Class I Distributions
Record Date	Declaration Date	Payment Date	Per Share	Amount
January 31, 2025	January 29, 2025	February 27, 2025	$0.16	$1,119
January 31, 2025	January 29, 2025	February 27, 2025	0.06	419	(1)
February 28, 2025	February 24, 2025	March 27, 2025	0.16	1,119
February 28, 2025	February 24, 2025	March 27, 2025	0.06	419	(1)
March 31, 2025	March 26, 2025	April 28, 2025	0.16	1,120
March 31, 2025	March 26, 2025	April 28, 2025	0.06	419	(1)
			$0.66	$4,615

(1) Represents a special distribution

See Note 11 for subsequent events relating to regular and special distributions declared by the Company.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan pursuant to which stockholders will have their cash distributions automatically reinvested in additional shares of the Company's same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. As a result, if the Company declares, a cash dividend or other distribution, then stockholders who have not opted out of the Company’s distribution reinvestment plan (or, in the case of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington stockholders and clients of participating brokers that do not permit automatic enrollment in our distribution reinvestment plan, opted to participate in such plan), will have their cash distributions automatically reinvested in additional shares, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating stockholder’s account to three decimal places.

Share Repurchase Program

The Company has commenced a share repurchase program in which the Company intends, at the discretion of the Board, to offer to repurchase, in each quarter, up to 5% of its Common Shares outstanding (either by number of shares or aggregate NAV) in each quarter. The Board may amend, suspend, or terminate the share repurchase program at any time if it deems such action to be in the best interest of the Company and its common stockholders. For example, in accordance with the directors’ duties to the Company, the Board may amend, suspend or terminate the share repurchase program during periods of market dislocation where selling assets to fund a repurchase could have a materially negative impact on remaining stockholders. As a result, share repurchases may not be available each quarter, such as when a repurchase offer would place an undue burden on the Company’s liquidity, adversely affect its operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. Following any such suspension, the Board will reinstate the share repurchase program when appropriate and subject to the directors’ duties to the

Company. The Company will conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended, and the Investment Company Act, with the terms of such tender offer published in a tender offer statement to be sent to all stockholders and filed with the SEC on Schedule TO. All common stockholders will be given at least 20 business days to elect to participate in such share repurchases. All shares purchased by the Company pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under the share repurchase program, to the extent the Company offers to repurchase shares in any particular quarter, it expects to repurchase shares pursuant to tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable month designated by the Company’s Board, except that the Company deducts 2.00% from such NAV for shares that have not been outstanding for at least one year (an “Early Repurchase Deduction”). Such share repurchase prices may be lower than the price at which investors purchase Common Shares in the Offering. The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan, and the Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining common stockholders.

Note 9. Financial Highlights

Below is the schedule of the Company’s financial highlights (in thousands, except share and per share data):

	As of and for the three months ended March 31, 2025	As of and for the three months ended March 31, 2024
Per Share Data (6):
Net asset value, beginning of period	$27.06	$26.11
Net investment income (1)	0.69	0.49
Net realized and unrealized gains on investments(1)(2)	(0.21)	0.08
Net increase in net assets resulting from operations	0.48	0.57
Distributions declared from net investment income(2)	(0.66)	-
Total increase (decrease) in net assets	(0.18)	0.57
Net asset value, end of period	$26.88	$26.68
Shares outstanding, end of period	6,991,873	5,931,257
Weighted average shares outstanding	6,991,873	4,983,501
Total return based on net asset value (3)	1.77%	2.18%
Ratio/Supplemental Data (6):
Net assets, end of period	$187,945	$158,273
Ratio of total expenses (excluding expense support) to average net assets(4)(5)(7)	10.21%	4.88%
Ratio of net expenses (excluding expense support and without incentive fees and interest and other debt expenses) to average net assets (7)	5.65%	2.34%
Ratio of net investment income to average net assets(7)	10.43%	7.40%
Ratio of interest and credit facility expenses to average net assets(7)	4.56%	2.53%
Portfolio turnover (8)	15.96%	3.58%
Asset coverage ratio	218%	444%
(1)
The per share data was derived by using the weighted average shares outstanding during the period.
(2)
The amount shown does not correspond with the aggregate amount for the period as it includes the effect of the timing of capital transactions.
(3)
Total return based on NAV is calculated as the change in NAV per share during the period plus declared dividends per share during the period, divided by the beginning NAV per share, and not annualized.
(4)
The ratio of total expenses to average net assets in the table above reflects the Adviser’s voluntary waivers of its right to receive a portion of the management fees and income incentive fees.
(5)
The ratio of total expenses to average net assets in the table above includes the Adviser’s voluntary waivers of its right to receive the management, income and capital gains incentive fees. Excluding the effects of the voluntary waivers and expense support, the annualized ratio of total expenses to average net assets would have been 10.60% and 7.26%, respectively, for the three months ended March 31, 2025 and 2024.
(6)
Net asset information presented is related to Class I shares.
(7)
Annualized.

(8) Not annualized.

Note 10. Income Taxes

For the three months ended March 31, 2025 and 2024, the Company recognized $81 and $0 of excise taxes related to its status as a RIC, respectively. As of March 31, 2025, and December 31, 2024, $79 and $325 of accrued excise taxes remained payable, respectively.

For the three months ended March 31, 2025, the Company recognized no benefits (provisions) for taxes on realized and unrealized appreciation and depreciation on investments. As of March 31, 2025 and December 31, 2024, no deferred tax assets or liabilities were recorded on the Consolidated Statements of Assets and Liabilities.

The Company's aggregate investment unrealized appreciation and depreciation for federal income tax purposes was as follows (in thousands):

	As of March 31, 2025	As of December 31, 2024
Tax Cost	$313,606	$291,995
Gross Unrealized Appreciation	$4,086	$3,945
Gross Unrealized Depreciation	(2,683)	(1,815)
Net Unrealized Investment Appreciation (Depreciation)	$1,403	$2,130

Note 11. Subsequent Events

The Company's management evaluated subsequent events through the date of issuance of the consolidated financial statements included herein. Other than the items below, there have been no subsequent events that occurred during such period that would require disclosure or would be required to be recognized in the consolidated financial statements as of March 31, 2025.

On April 1, 2025, the Company issued and sold 2,438,728 Common Shares (consisting of 2,436,942 Class I shares and 1,786 Class S shares) at an offering price of $26.88 per share, and received $65,553 as payment for such shares.

On April 28, 2025, the Company announced the declaration of amounts per share set forth below for its Class I shares and S shares. The distributions for Class I shares and Class S shares are payable to shareholders of record as of the open of business on April 30, 2025 and will be paid on or about May 28, 2025. The distributions will be paid in cash or reinvested in the Class I shares and Class S shares, respectively, for stockholders participating in the Company’s distribution reinvestment plan.

	Gross Distribution	Gross Special Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.16000	$0.06000	$-	$0.22000
Class S Common Shares	$0.16000	$0.06000	$0.01904	$0.20096

On May 1, 2025, pursuant to the Offering, the Company received $6,550 in subscriptions from third party unaffiliated investors. The purchase price per Class I shares will equal the Company’s net asset value per Class I shares as of the last calendar day of April 2025 (the “April NAV”), which is generally expected to be available within 20 business days after May 1, 2025. At that time, the number of Class I shares issued to each investor based on the April NAV and such investor’s subscription amount will be determined and Class I shares will be credited to the investor’s account as of the effective date of the share purchase, May 1, 2025.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Quarterly Report. Some of the statements in this section (including in the following discussion) constitute forward-looking statements, which relate to future events or the future performance or financial condition of Crescent Private Credit Income Corp. (the “Company,” “we,” “us,” or “our”). The forward-looking statements contained in this section involve a number of risks and uncertainties. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

OVERVIEW

We are an externally managed, non-diversified closed-end management investment company that has elected to be treated as a BDC under the Investment Company Act. Formed as a Maryland corporation on November 10, 2022, we are externally managed by our investment adviser, which is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. Our investment adviser is registered as an investment adviser with the SEC. We have also elected to be treated, and intend to qualify annually, as a RIC under the Code.

We are externally managed by our investment adviser, Crescent Cap NT Advisors, LLC (the “Adviser”), an affiliate of Crescent, pursuant to our Investment Advisory and Management Agreement (as defined below). Our administrator, CCAP Administration LLC (the “Administrator”), an affiliate of Crescent, provides certain administrative and other services necessary for us to operate. CCAP Administration LLC also serves as the Administrator of Crescent Capital BDC, Inc. (“CCAP”), a publicly-traded BDC affiliated with the Company, since 2015.

Our investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation through debt and related equity investments. We seek to invest primarily in directly originated assets, including first lien senior secured loans (including “unitranche” loans, which are loans that combine both senior and subordinated debt, generally in a first lien position), second lien senior secured loans, subordinated secured and unsecured loans, subordinated debt, which in some cases includes an equity component and preferred component and other types of credit instruments, made to or issued by U.S. middle-market companies. Our primary focus is to invest in companies with EBITDA of $35 million to $120 million; however, we may invest in larger or smaller companies. The first and second lien senior secured loans generally have terms of five to eight years. In connection with our first and second lien senior secured loans, we generally receive security interests in certain assets of our portfolio companies that could serve as collateral in support of the repayment of such loans. First and second lien senior secured loans generally have floating interest rates, which may have interest rate floors, and also may provide for some amortization of principal and excess cash flow payments, with the remaining principal balance due at maturity. To a lesser extent, we may make investments in syndicated loans and other liquid credit investment opportunities, including in publicly traded debt instruments, for cash management purposes, while also presenting an opportunity for attractive investment returns. The credit instruments we may invest in include distressed securities, securitized products, notes, bills, debentures, bank loans, convertible and preferred securities and government and municipal obligations. We may also invest in foreign instruments and illiquid and restricted securities.

Under normal circumstances, we will invest at least 80% of our total assets (net assets plus borrowings for investment purposes) in private credit investments (loans, bonds and other credit instruments that are issued in private offerings or issued by private companies). While most of our investments will be in private U.S. companies, we also expect to invest from time to time in non-U.S. companies (we generally have to invest at least 70% of our total assets in “qualifying assets,” including private U.S. companies). We believe that our liquid credit investments will help maintain liquidity to satisfy any share repurchases we choose to make in our sole discretion and manage cash before investing subscription proceeds into directly originated loans while also seeking attractive investment returns. We expect these investments to enhance our risk/return profile and serve as a source of liquidity for the Company. Subject to the limitations of the Investment Company Act, we may invest in loans or other securities, the proceeds of which may refinance or otherwise repay debt or securities of companies whose debt is owned by other Crescent funds. From time to time, we may co-invest with other Crescent funds.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ materially. The critical accounting policies and estimates should be read in connection with our risk factors as disclosed herein.

For a description of our critical accounting policies and estimates, see Note 2 “Significant Accounting Policies” to our consolidated financial statements included in this report. We consider the most significant accounting policies to be those related to our Valuation of Portfolio Investments, Revenue Recognition, Non-Accrual Investments, Distribution Policy, and Income Taxes.

COMPONENTS OF OPERATIONS

Investments

We expect our investment activity to vary substantially from period to period depending on many factors, the general economic environment, the amount of capital we have available to us, the level of merger and acquisition activity for middle-market companies, including the amount of debt and equity capital available to such companies and the competitive environment for the type of investments we make. In addition, as part of our risk strategy on investments, we may reduce certain levels of investments through partial sales or syndication to additional investors.

We may not invest in any assets other than “qualifying assets” specified in the Investment Company Act, unless, at the time the investments are made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Pursuant to rules adopted by the SEC, “eligible portfolio companies” include certain companies that do not have any securities listed on a national securities exchange and public companies whose securities are listed on a national securities exchange but whose market capitalization is less than $250 million.

The Investment Adviser

Our investment activities are managed by the Adviser, which is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. Crescent is majority owned by Sun Life Financial Inc. (together with its subsidiaries and joint ventures, “Sun Life”).

Revenues

We generate revenue primarily in the form of interest income on debt investments and capital gains and distributions, if any, on equity securities that we may acquire in portfolio companies.

Certain investments may have contractual PIK interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal or cost basis of the investment on the respective interest or dividend payment dates rather than being paid in cash and generally becomes due at maturity or upon being called by the issuer. PIK is recorded as interest or dividend income, as applicable. If at any point we believe PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. Accrued PIK interest or dividends are generally reversed through interest or dividend income, respectively, when an investment is placed on non-accrual status. We also generate revenue in the form of commitment or origination fees. Loan origination fees, original issue discount and market discount or premium are capitalized, and we accrete or amortize such amounts into income over the life of the loan using the effective yield method.

Dividend income from common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies. Dividend income from preferred equity securities is recorded on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected.

We may receive other income, which may include income such as consent, waiver, amendment, underwriting, and arranger fees associated with our investment activities as well as any fees for managerial assistance services rendered to the portfolio companies. Such fees are recognized as income when earned or the services are rendered.

Expenses

Except as specifically provided below, all investment professionals of the Adviser and their respective staff, when and to the extent engaged in providing investment advisory services to us, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. We bear all other costs and expenses of our operations, administration and transactions, including, but not limited to:

•
investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Investment Advisory and Management Agreement;
•
our allocable portion of the costs, expenses and benefits paid by the Administrator or its affiliates to our chief compliance officer, chief financial officer, general counsel and secretary, their respective staffs and our operations and finance staffs who provide services to us; provided that such reimbursement does not conflict with section 7.8 of our charter;
•
the cost of calculating our net asset value ("NAV");
•
fidelity bond, directors’ and officers’ liability insurance and other insurance premiums;
•
fees and expenses associated with independent audits and outside legal costs;
•
independent directors’ fees and expenses;

•
U.S. federal, state and local taxes;
•
costs associated with our reporting and compliance obligations under the Investment Company Act and other applicable U.S. federal and state securities laws;
•
debt service and other costs of borrowings or other financing arrangements; and
•
all other expenses reasonably incurred by us in operating the business.

Organization and offering expenses were incurred by the Adviser on our behalf until the commencement of the Offering (as defined below). Any organization and offering expenses incurred by us, including reimbursements to the Adviser, are expensed as incurred subject to the Expense Support Agreement. We are obligated to reimburse the Adviser for such advanced expenses (including any additional expenses the Adviser elects to pays on our behalf), subject to certain conditions. See “Components of Operations — Expenses — Expense Support and Conditional Reimbursement Agreement.” Any reimbursements will not exceed actual expenses incurred by the Adviser and its affiliates.

From time to time, the Adviser, the Administrator, or their respective affiliates, may pay third party providers of goods or services. We will reimburse the Adviser, the Administrator, or such affiliates thereof for any such amounts paid on our behalf. Each of the Adviser or the Administrator will waive its right to be reimbursed in the event that such reimbursements would cause any distributions to our common stockholders to constitute a return of capital to stockholders. All of these expenses will ultimately be borne by our common stockholders.

Expense Support and Conditional Reimbursement Agreement

We have entered into the Expense Support Agreement with the Adviser. For additional information see Note 3 “Agreements and Related Party Transactions” to the consolidated financial statements included in this report.

Leverage

In accordance with applicable SEC staff guidance and interpretations, we, as a BDC, are permitted to borrow amounts such that our asset coverage ratio is at least 150% after such borrowing (if certain requirements are met). Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. The amount of leverage that we employ depends on our Adviser’s and our Board’s assessment of market conditions and other factors at the time of any proposed borrowing.

PORTFOLIO INVESTMENT ACTIVITY

Our portfolio at fair value was comprised of the following:

($ in millions)	As of March 31, 2025		As of December 31, 2024
Investment Type	Fair Value	Percentage	Fair Value	Percentage
Senior Secured First Lien	$119.2	38.7%	$136.0	48.3%
Unitranche First Lien	172.4	56.0	130.6	46.3
Unitranche First Lien - Last Out	2.6	0.8	3.5	1.2
Unsecured Debt	3.3	1.1	3.2	1.1
Equity	5.9	1.9	4.3	1.5
LLC/LP Equity Interests	4.6	1.5	4.6	1.6
Total Investments	$308.0	100.0%	$282.2	100.0%

The following table presents certain selected information regarding our investment portfolio:

($ in millions)	For the three months ended	For the three months ended
	March 31, 2025	March 31, 2024
New investments at cost:
Senior Secured First Lien	$29.9	$37.4
Unitranche First Lien	38.8	16.7
Unitranche First Lien - Last Out	2.6	—
Unsecured Debt	—	—
Equity	1.2	—
Total Investments	$72.5	$54.1
Proceeds from investments sold or repaid:
Senior Secured First Lien	$45.4	$4.4
Unitranche First Lien	1.0	0.4
Total Proceeds	$46.4	$4.8
Net increase (decrease) in portfolio	$26.1	$49.3

The following table presents certain selected information regarding our investment portfolio:

	As of March 31, 2025	As of December 31, 2024
Weighted average yield on income producing securities (at cost) (1)	9.6%	9.5%
Percentage of debt bearing a floating rate (at fair value)	98.9%	98.8%
Percentage of debt bearing a fixed rate (at fair value)	1.1%	1.2%
Number of portfolio companies	122	133

(1) Includes performing debt and other income producing investments (excluding investments on non-accrual). As of March 31, 2025 and December 31, 2024, there were no investments on non-accrual status.

The following table shows the amortized cost and fair value of our performing and non-accrual debt and income producing debt securities.

($ in millions)	As of March 31, 2025				As of December 31, 2024
	Cost	% of Cost	Fair Value	% of Fair Value	Cost	% of Cost	Fair Value	% of Fair Value
Performing	$297.3	100.0%	$297.5	100.0%	$271.9	100.0%	$273.3	100.0%
Non-Accrual	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Total	$297.3	100.0%	$297.5	100.0%	$271.9	100%	$273.3	100.0%

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of March 31, 2025 and December 31, 2024, we had no investments on non-accrual status.

The Adviser monitors our portfolio companies on an ongoing basis. The Adviser monitors the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action for each company. The Adviser has a number of methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:

•
assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;
•
review of monthly and quarterly financial statements and financial projections for portfolio companies;
•
contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;
•
comparisons to other companies in the industry; and
•
attendance and participation in board meetings.

As part of the monitoring process, the Adviser regularly assesses the risk profile of each of our investments and, on a quarterly basis, grades each investment on a risk scale of 1 to 5. Risk assessment is not standardized in our industry and our risk assessment may not be comparable to ones used by our competitors. Our assessment is based on the following categories:

(1)
Involves the least amount of risk relative to cost or amortized cost. Investment performance is above expectations since origination or acquisition. Trends and risk factors are generally favorable, which may include financial performance or a potential exit.
(2)
Involves a level of risk that is similar to the risk at the time of origination or acquisition. The investment is generally performing as expected, and the risks around our ability to ultimately recoup the cost of the investment are neutral to favorable relative to the time of origination or acquisition. New investments are generally assigned a rating of 2 at origination or acquisition.
(3)
Indicates an investment performing below expectations where the risks around our ability to ultimately recoup the cost of the investment have increased since origination or acquisition. For debt investments, borrowers are more likely than not in compliance with debt covenants and loan payments are generally not past due. An investment rating of 3 requires closer monitoring.
(4)
Indicates an investment performing materially below expectations where the risks around our ability to ultimately recoup the cost of the investment have increased materially since origination or acquisition. For debt investments, borrowers may be out of compliance with debt covenants and loan payments may be past due (but generally not more than 180 days past due). Non-accrual status is strongly considered for debt investments rated 4.
(5)
Indicates an investment performing substantially below expectations where the risks around our ability to ultimately recoup the cost of the investment have substantially increased since origination or acquisition. We do not expect to recover our initial cost basis from investments rated 5. Debt investments with an investment rating of 5 are generally in payment and/or covenant default and are on non-accrual status.

The following table shows the composition of our portfolio on the 1 to 5 investment performance rating scale. Investment performance ratings are accurate only as of those dates and may change due to subsequent developments relating to a portfolio company’s business or financial condition, market conditions or developments, and other factors.

($ in millions)	As of March 31, 2025		As of December 31, 2024
	Investments at	Percentage of	Investments at	Percentage of
Investment Performance Rating	Fair Value	Total Portfolio	Fair Value	Total Portfolio
1	$-	-%	$-	-%
2	301.1	97.8	274.9	97.4
3	6.9	2.2	7.3	2.6
4	-	-	-	-
5	-	-	-	-
Total	$308.0	100.0%	$282.2	100.0%

RESULTS OF OPERATIONS

Summarized statement of operations

($ in millions)	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Total investment income	$7.6	$4.0
Total net expenses, including taxes	2.8	1.6
Net investment income	$4.8	$2.4
Net realized gain (loss) on investments	(0.2)	-
Net unrealized appreciation (depreciation) on investments and foreign currency translation	(1.3)	0.5
Net realized and unrealized gains (losses)	$(1.5)	$0.5
Net increase (decrease) in net assets resulting from operations	$3.3	$2.9

Investment income

(in $ millions)	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Interest from investments	$7.0	$4.0
Paid-in-kind interest	0.4	-
Other income	0.2	-
Total investment income	$7.6	$4.0

For the three months ended March 31, 2025 and 2024, total investment income, which includes interest income and accretion of OID, was $7.6 million and $4.0 million, respectively. The increase was primarily as a result of an increase in the average size of our investment portfolio. We expect total investment income to continue to increase with the growing portfolio.

Net expenses

(in $ millions)	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Interest and other debt financing costs	$2.1	$0.8
Management fees	0.6	0.4
Income based incentive fees	0.4	0.3
Capital gains based incentive fees	(0.2)	0.1
Offering costs	1.0	-
Professional fees	0.2	0.3
Directors’ fees	0.1	0.0
Other general and administrative expenses	0.6	0.5
Total expenses	$4.8	$2.4
Management fees waiver	(0.0)	(0.4)
Income based incentive fees waiver	(0.4)	(0.3)
Capital gains based incentive fees waiver	0.2	(0.1)
Expense support reimbursement	(1.9)	-
Net expenses	$2.7	$1.6
Provision for income and excise taxes	0.1	-
Total	$2.8	$1.6

For the three months ended March 31, 2025 and 2024, total net expenses, including the impact of the fee waivers and expense support, were $2.8 million and $1.6 million, respectively. The increase was primarily as a result of an increase in the average size of our investment portfolio. We expect our general and administrative expenses to be relatively stable or decline as a percentage of total assets during periods of asset growth and to increase during periods of asset declines.

Net investment income

For the three months ended March 31, 2025 and 2024, net investment income was $4.8 million and $2.4 million, respectively. Net investment income can vary substantially from period to period due to various factors including net deployment, credit facility usage and market base rates.

Net realized and unrealized gains (losses) on investments

For the three months ended March 31, 2025 and 2024, we recorded net realized and unrealized appreciation (depreciation) on investments of $(1.5) million and $0.5 million, respectively. The change in net unrealized gains on investments is primarily driven by the performance of our investment portfolio.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

The primary uses of our cash and cash equivalents are for (1) investments in portfolio companies and other investments; (2) the cost of operations (including paying the Adviser and expense reimbursements paid to the Administrator); (3) debt service, repayment, and other financing costs; and (4) future cash distributions to the holders of our common stock. We expect to generate additional liquidity from (1) future offerings of securities, (2) future borrowings and (3) cash flows from operations, including investment sales and repayments as well as income earned on investments.

As of March 31, 2025, we had $91.8 million in cash and cash equivalents and $92.2 million of undrawn capacity on our credit facilities (as defined below) subject to borrowing base and other limitations. As of March 31, 2025, we believe that we had sufficient assets and liquidity to adequately cover future obligations under our unfunded commitments based on current cash, availability under our credit facility, short-term investments and ongoing principal repayments on debt investment assets.

As of March 31, 2025, we were in compliance with our asset coverage requirements under the Investment Company Act. In addition, we were in compliance with all the financial covenant requirements of our credit facilities as of March 31, 2025. However, an increase in realized losses or unrealized depreciation of our investment portfolio or significant reductions in our NAV as a result of the effects of the rising rate environment and the potential for a recession increase the risk of breaching the relevant covenants requirements. Any breach of these requirements may adversely affect the access to sufficient debt and equity capital.

Debt

	As of March 31, 2025				As of December 31, 2024
(in $ millions)	Aggregate Principal Amount Committed	Drawn Amount	Amount Available(1)	Carrying Value(2)	Aggregate Principal Amount Committed	Drawn Amount	Amount Available(1)	Carrying Value(2)
JPM Funding Facility	$150.0	$125.8	$24.2	$125.8	$150.0	$112.0	$38.0	$112.0
JPM Funding Facility II	100.0	32.0	68.0	32.0	-	-	-	-
Total Debt	$250.0	$157.8	$92.2	$157.8	$150.0	$112.0	$38.0	$112.0

(1) The amount available is subject to any limitations related to the credit facility borrowing base.

(2) Amount presented excludes netting of deferred financing costs.

(3) As of March 31, 2025 and December 31, 2024, the carrying amount of the outstanding debt approximated fair value, unless otherwise noted.

The combined weighted average interest rate of the aggregate borrowings outstanding for the three months ended March 31, 2025 and 2024 was 6.84% and 11.64%, respectively. The weighted average debt of the borrowings outstanding for the three months ended March 31, 2025 was $124.1 million and $28.4 million, respectively. As of March 31, 2025 and December 31, 2024, the weighted average cost of debt was 6.44% and 7.10%, respectively.

JPM Funding Facility

On December 8, 2023, we entered into a Loan and Security Agreement (as amended, the “JPM Funding Facility”), as servicer, with CPCI Funding SPV, LLC, our wholly owned subsidiary (the “Borrower”), as borrower, the lenders party thereto, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent, that provides a secured credit facility of $150.0 million with a reinvestment period ending December 8, 2026 and a final maturity date of December 8, 2028. The JPM Funding Facility also provides for a feature that allows the Borrower, under certain circumstances, to increase the overall size of the JPM Funding Facility to a maximum of $500.0 million. In addition, on December 8, 2023, we, as seller, and the Borrower, as purchaser, entered into a Sale and Contribution Agreement, pursuant to which we will sell or contribute to the Borrower certain originated or acquired loans and other corporate debt securities and related assets from time to time. We consolidate the Borrower in our consolidated financial statements and no gain or loss is recognized from the transfer of assets to and from the Borrower.

The obligations of the Borrower under the JPM Funding Facility are secured by substantially all assets held by the Borrower. Since August 23, 2024, the interest rate charged on the JPM Funding Facility is based on an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) plus a margin of 2.25%, subject to increase from time to time pursuant to the terms of the JPM Funding Facility. Prior to August 23, 2024, the interest rate charged on the JPM Funding Facility was based on an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) plus a margin of 2.60%. In addition, the Borrower pays, among other fees, an administrative agency fee on the facility commitment and a commitment fee on the undrawn balance. The JPM Funding Facility includes customary covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

JPM Funding Facility II

On March 31, 2025, we entered into a Loan and Security Agreement (as amended, the “JPM Funding Facility II” and together with the JPM Funding Facility, the "credit facilities"), as servicer, with CPCI Funding SPV II, LLC, our wholly owned subsidiary (the “Borrower II”), as borrower, the lenders party thereto, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent, that provides a secured credit facility of $100.0 million with a reinvestment period ending September 30, 2027 and a final maturity date of March 31, 2028. The JPM Funding Facility II also provides for a feature that allows the Borrower II, under certain circumstances, to increase the overall size of the JPM Funding Facility II to a maximum of $200.0 million. We consolidate the Borrower II in our consolidated financial statements and no gain or loss is recognized from the transfer of assets to and from the Borrower II.

The obligations of the Borrower II under the JPM Funding Facility II are secured by substantially all assets held by the Borrower II. The interest rate charged on the JPM Funding Facility II is based on an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) plus a margin of 1.35%, subject to increase from time to time pursuant to the terms of the JPM Funding Facility II. In addition, the Borrower II pays, among other fees, a commitment fee on the undrawn balance. The JPM Funding Facility II includes customary covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

The summary of costs incurred in connection with our credit facilities is presented below:

(in $ millions)	For the three months ended March 31, 2025	For the Year Ended December 31, 2024
Borrowing interest expense	$1.9	$0.5
Unused facility fees	0.1	0.1
Amortization of financing costs	0.1	0.1
Administrative fee	-	0.1
Total interest and other debt financing costs	$2.1	$0.8
Weighted average outstanding balance	$124.1	$28.4

To the extent we determine that additional capital would allow us to take advantage of additional investment opportunities, if the market for debt financing presents attractively priced opportunities, or if our Board otherwise determines that leveraging our portfolio would be in our best interest and the best interests of our stockholders, we may enter into new debt financing opportunities in addition to our existing debt. The pricing and other terms of any such opportunities would depend upon market conditions and the performance of our business, among other factors.

In accordance with applicable SEC staff guidance and interpretations, with the stockholder approval, we, as a BDC, are now permitted to borrow amounts such that our asset coverage ratio is at least 150% after such borrowing (if certain requirements are met), rather than 200%, as previously required. Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. The amount of leverage that we employ depends on our Adviser’s and our Board’s assessment of market conditions and other factors at the time of any proposed borrowing.

As of March 31, 2025 and December 31, 2024, our asset coverage ratio was 218% and 259%, respectively. We may also refinance or repay any of our indebtedness at any time based on our financial condition and market conditions. See Note 6. Debt to our consolidated financial statements for more detail on the credit facilities.

Capital Share Activity

We have authorized three classes of common stock, par value $0.01 per share, Class S Common Stock (“Class S shares”), Class D Common Stock (“Class D shares”) and Class I Common Stock (“Class I shares” and together, with Class S shares and Class D shares, “Common Shares”). Pursuant to a subscription agreement entered into between us and Crescent, Crescent purchased 1,000 Class I shares at an initial offering price of $25.00 per share.

Additionally, we have agreed to sell Class I shares to Sun Life Assurance Company of Canada, BK Canada Holdings Inc. and Scotia Private Credit Pool (the “Private Placement Investors”). The offer and sale of the Class I shares in such transactions (each, a “Private Placement”) were exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder.

The Private Placement Investors' subscriptions were initially drawn down at a price of $25.00 per share, and subsequent subscriptions were priced at our current NAV at the time of contribution. Since our commencement of operations, we received $161.7 million of committed capital from the Private Placements, and in exchange therefore, we issued approximately 6,310,200 Class I shares to four stockholders, including the investment from our sole initial stockholder.

On August 1, 2024, we held the first closing in our public offering on a continuous basis of up to $2.5 billion in Common Shares, including Class I shares, Class S shares and Class D shares, pursuant to its Registration Statement on Form N-2 (File No. 333-268622) that was declared effective by the SEC on September 29, 2023 (the “Offering”). As of March 31, 2025, pursuant to the Private Placements and our Offering that commenced on August 1, 2024, we have issued approximately 6,991,873 Class I shares and raised gross proceeds of approximately $180.1 million since inception through March 31, 2025. As of March 31, 2025, we have not offered or sold any of our Class S shares or Class D shares. See ”Recent Developments” for details on a subsequent issuance of Class S shares.

The following table lists the Common Shares issued and total consideration for both the Offering and the Private Placements as of the date of this filing, including approximately 314,117 Class I shares that were issued during the three months ended March 31, 2025 in exchange for $8.5 million. The table below does not include Common Shares issued through the our distribution reinvestment plan. We intend to continue selling Common Shares in the Offering on a monthly basis.

(dollar amounts in millions)	Common Shares issued	Total consideration
Registered Offering:
Class I	681,673	$18.4
Class S	—	—
Class D	—	—
Private Placements:
Class I	6,310,200	161.7
Class S	—	—
Class D	—	—
Total:	6,991,873	$180.1

See "Recent Developments" for a subsequent event related to subscriptions pursuant to the Offering.

Capital Share Distributions

We currently intend to pay regular monthly distributions. Any distributions we make will be at the sole discretion of our Board, which will consider factors such as our earnings, cash flow, capital needs and general financial condition and the requirements of Maryland law. As a result, our distribution rates and payment frequency may vary from time to time.

Our Board's discretion as to the payment of distributions will be directed, in substantial part, by its determination to cause us to comply with the RIC (as defined below) requirements. To maintain our treatment as a RIC, we generally are required to make aggregate annual distributions to our common stockholders of at least 90% of our taxable income and tax exempt interest.

We declared monthly regular and special distributions for our Class I shares. The following table presents the monthly regular and special distributions that were declared and payable for three months ended March 31, 2025. We made no distributions for the three months ended March 31, 2024.

(in $ millions, except per share amounts)			Class I Distributions
Record Date	Declaration Date	Payment Date	Per Share	Amount
January 31, 2025	January 29, 2025	February 27, 2025	$0.16	$1.1
January 31, 2025	January 29, 2025	February 27, 2025	0.06	0.4	(1)
February 28, 2025	February 24, 2025	March 27, 2025	0.16	1.1
February 28, 2025	February 24, 2025	March 27, 2025	0.06	0.4	(1)
March 31, 2025	March 26, 2025	April 28, 2025	0.16	1.1
March 31, 2025	March 26, 2025	April 28, 2025	0.06	0.4	(1)
			$0.66	$4.5
(1)
Represents a special distribution.

See “Recent Developments” for subsequent events relating to regular and special distributions declared by the Company.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which stockholders will have their cash distributions automatically reinvested in additional shares of the Company's same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. As a result, if we declare, a cash dividend or other distribution, then stockholders who have not opted out of our distribution reinvestment plan (or, in the case of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington stockholders and clients of participating brokers that do not permit automatic enrollment in our distribution reinvestment plan, opted to participate in such plan), will have their cash distributions automatically reinvested in additional shares, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating stockholder’s account to three decimal places.

Share Repurchase Program

We have commenced a share repurchase program in which we intend, at the discretion of our Board, to offer to repurchase up to 5% of our Common Shares outstanding (either by number of shares or aggregate NAV) in each quarter. Our Board may amend, suspend or terminate the share repurchase program at any time if it deems such action to be in our best interests and those of our common stockholders. For example, in accordance with our directors' duties to the Company, our Board may amend, suspend or terminate the share repurchase program during periods of market dislocation where selling assets to fund a repurchase could have a materially negative impact on remaining stockholders. As a result, share repurchases may not be available each quarter, such as when a repurchase offer would place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. Following any such suspension, the Board will reinstate the share repurchase program when appropriate and subject to our directors’ duties to us. We will conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the Investment Company Act, with the terms of such tender offer published in a tender offer statement to be sent to all stockholders and filed with the SEC on Schedule TO. All shares purchased by us pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under our share repurchase program, to the extent we offer to repurchase shares in any particular quarter, we expect to repurchase shares pursuant to tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable month designated by our Board, except that the Company deducts 2.00% from such NAV for shares that have not been outstanding for at least one year, also referred to as the Early Repurchase Deduction. Such share repurchase prices may be lower than the price at which you purchase our Common Shares in the Offering. The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan, and the Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining common stockholders.

OFF BALANCE SHEET ARRANGEMENTS

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not expect to have any off-balance sheet financings or liabilities. Our investment portfolio may contain investments that are in the form of lines of credit or unfunded commitments which require us to provide funding when requested by portfolio companies in accordance with the terms of the underlying agreements. Unfunded commitments to provide funds to portfolio companies are not reflected on our Consolidated Statements of Assets and Liabilities. These commitments are subject to the same underwriting and ongoing portfolio maintenance as are the on-balance sheet financial instruments that we hold. Since these commitments may expire without being drawn, the total commitment amount does not necessarily represent future cash requirements. As of March 31, 2025 and December 31, 2024 we had aggregate unfunded commitments totaling $52.0 million and $44.5 million, respectively. See Note 7 "Commitments and Contingencies" to our consolidated financial statements for more information on our commitments.

RECENT DEVELOPMENTS

On April 1, 2025, we issued and sold 2,438,728 Common Shares (consisting of 2,436,942 Class I shares and 1,786 Class S shares) at an offering price of $26.88 per share, and received $65.6 million as payment for such shares.

On April 28, 2025, we announced the declaration of amounts per share set forth below for its Class I shares and Class S shares. The distributions for Class I shares and Class S shares are payable to shareholders of record as of the open of business on April 30, 2025 and will be paid on or about May 28, 2025. The distributions will be paid in cash or reinvested in the Class I shares or Class S shares, as applicable, for stockholders participating in the Company’s distribution reinvestment plan.

	Gross Distribution	Gross Special Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.16000	$0.06000	$-	$0.22000
Class S Common Shares	$0.16000	$0.06000	$0.01904	$0.20096

On May 1, 2025, pursuant to the Offering, we received $6.6 million in subscriptions from third party unaffiliated investors. The purchase price per Class I shares will equal the Company’s net asset value per Class I shares as of the last calendar day of April 2025 (the “April NAV”), which is generally expected to be available within 20 business days after May 1, 2025. At that time, the number of Class I shares issued to each investor based on the April NAV and such investor’s subscription amount will be determined and Class I shares will be credited to the investor’s account as of the effective date of the share purchase, May 1, 2025.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are subject to financial market risks, including valuation risk and interest rate risk.

Valuation Risk

We have invested, and plan to continue to invest, in illiquid debt and equity securities of private companies. These investments will generally not have a readily available market price, and we will value these investments at fair value as determined in good faith by our Adviser, as the Board's valuation designee, in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize amounts that are different from the amounts presented and such differences could be material. See Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements for more details on estimates and judgments made by us in connection with the valuation of our investments.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We plan to fund a portion of our investments with borrowings and our net investment income will be affected by the difference between the rate at which we invest and the rate at which we borrow. There can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

We regularly measure our exposure to interest rate risk. We assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate-sensitive assets to our interest rate-sensitive liabilities. Based on that review, we determine whether or not any hedging transactions are necessary to mitigate exposure to changes in interest rates.

As of March 31, 2025, 98.9% of the investments at fair value in our portfolio were at variable rates, subject to interest rate floors.

Assuming that our Consolidated Statement of Assets and Liabilities as of March 31, 2025 were to remain constant and that we took no actions to alter our existing interest rate sensitivity, the following table shows the annualized impact of hypothetical base rate changes in interest rates (considering interest rate floors for floating rate instruments):

($ in millions)

Basis Point Change	Interest Income	Interest Expense	Net Interest Income (1)
Up 100 basis points	$3.0	$1.6	$1.4
Up 75 basis points	2.2	1.2	1.0
Up 50 basis points	1.5	0.8	0.7
Up 25 basis points	0.7	0.4	0.3
Down 25 basis points	(0.7)	(0.4)	(0.3)
Down 50 basis points	(1.5)	(0.8)	(0.7)
Down 75 basis points	(2.2)	(1.2)	(1.0)
Down 100 basis points	(3.0)	(1.6)	(1.4)

(1)
Excludes the impact of income incentive fees. See Note 3 to our consolidated financial statements for more information on the income incentive fees.

Although we believe that this analysis is indicative of our existing sensitivity to interest rate changes, it does not adjust for changes in the credit market, credit quality, the size and composition of the assets in our portfolio and other business developments that could affect our net income. Accordingly, we cannot assure you that actual results would not differ materially from the analysis above.

We may in the future hedge against interest rate fluctuations by using hedging instruments such as interest rate swaps, futures, options and forward contracts. While hedging activities may mitigate our exposure to adverse fluctuations in interest rates, certain hedging transactions that we may enter into in the future, such as interest rate swap agreements, may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio investments.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2025. Based upon that evaluation and subject to the foregoing, our principal executive officer and principal financial officer concluded that, as of March 31, 2025, the design and operation of our disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.

Changes in Internal Control over Financial Reporting.

There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended March 31, 2025, that have materially affected, or that are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. LEGAL PROCEEDINGS

We are not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceedings threatened against us. We may be a party to certain lawsuits in the normal course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. Furthermore, third parties may try to seek to impose liability on us in connection with our activities or the activities of our portfolio companies. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Item 1A. RISK FACTORS

In addition to the other information set forth in this report, you should carefully consider the risk factors discussed herein and in Part I,"Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and “Risk Factors” of the Post-Effective Amendment No. 5 to our registration statement on Form N-2 filed on April 29, 2025 which could materially affect our business, financial condition and/or operating results. These risks are not the only risk factors facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and/or operating results.

Tariffs may adversely affect us or our portfolio companies.

The current United States administration has threatened or imposed tariffs on certain imports from a number of countries, including China. Tariffs and international trade arrangements may continue to change, potentially without warning and to an extent that is difficult to predict. Existing or new tariffs imposed on foreign goods imported by the United States or on U.S. goods imported by foreign countries could subject us or our portfolio companies to additional risks. Among other effects, tariffs may increase the cost of production for certain or our portfolio companies or reduce demand for their products, which could affect the results of their operations, and may cause a general economic slowdown or recession. We cannot predict whether, or to what extent, any tariff or other trade protections may affect us, our portfolio companies or the economy.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Many of our portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. Therefore, our non-performing assets may increase and the value of our portfolio may decrease during these periods as we are required to record the values of our investments. Adverse economic conditions also may decrease the value of collateral securing our loans. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of our portfolio companies were to go bankrupt, even though we or one of our affiliates may have structured our interest in such portfolio company as senior debt, depending on the facts and circumstances, including the extent to which we actually provided managerial assistance to that portfolio company, a bankruptcy court might re-characterize our debt holding as equity and subordinate all or a portion of our claim to claims of other creditors.

Efforts by the Federal Reserve and other central banks globally to combat inflation and restore price stability, as well as other global events, may raise the prospect or severity of a recession. Wars have added, and other international tensions or escalations of conflict may add, instability to the uncertainty driving socioeconomic forces, which may continue to have an impact on global trade and result in inflation or economic instability. Present conditions and the state of the U.S. and global economies make it difficult to predict whether and/or to what extent a recession will occur in the near future.

Any such recession would negatively impact the businesses in which we invest and our business. These impacts may include:

▪
severe declines in the market price of our securities or net asset value;
▪
inability of the Company to accurately or reliably value its portfolio;
▪
inability of the Company to comply with certain asset coverage ratios that would prevent the Company from paying dividends to shareholders and that could result breaches of covenants or events of default under our credit arrangements;

▪
inability of the Company to pay any dividends and distributions or service its debt;
▪
declines in the value of our investments;
▪
increased risk of default or bankruptcy by the companies in which we invest;
▪
increased risk of companies in which we invest being unable to weather an extended cessation of normal economic activity and thereby impairing their ability to continue functioning as a going concern;
▪
limited availability of new investment opportunities;
▪
inability for us to replace our existing leverage when it becomes due or replace it on terms as favorable as our existing leverage; and
▪
general threats to the Company’s ability to continue investment operations and to operate successfully as a BDC.

Item 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Refer to Item 8.01 in our Current Reports on Form 8-K filed with the SEC on January 29, 2025, February 24, 2025, March 26, 2025 and April 28, 2025 for information about unregistered sales of our equity securities during the quarter and subsequent to the quarter end.

Item 3. DEFAULTS UPON SENIOR SECURITIES

None.

Item 4. MINE SAFETY DISCLOSURES

Not applicable.

Item 5. OTHER INFORMATION

Rule 10b5-1 Trading Plans

During the fiscal quarter ended March 31, 2025, none of our directors or executive officers adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities to satisfy the affirmative defense conditions of Rule 10b5-1(c) or any “non-Rule 10b5-1 trading arrangement.”

ITEM 6. EXHIBITS

The following documents are filed as part of this Quarterly Report:

Exhibit Number	Description
3.1	Third Amended & Restated Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 814-01599), filed on August 2, 2024).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K (File No. 814-01599), filed on August 2, 2024).
10.1

Loan and Security Agreement, dated March 31, 2025, among CPCI Funding SPV II, LLC, as borrower, Crescent Private Credit Income Corp., as servicer, the lenders party thereto, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as securities intermediary, and JP Morgan Chase Bank, National Association as administrative agent (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K (File No. 814-01599), filed on April 3, 2025).

10.2

Sale and Contribution Agreement, dated March 31, 2025, between Crescent Private Credit Income Corp., as seller, and CPCI Funding SPV II, LLC, as purchaser (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K (File No. 814-01599), filed on April 3, 2025).

31.1	Certification of Chief Executive Officer, Pursuant to Rule 13a-14(a), as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).
31.2	Certification of Chief Financial Officer, Pursuant to Rule 13a-14(a), as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).
32.1	Certification of Chief Executive Officer and Chief Financial Officer, Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (filed herewith).
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema with Embedded Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ Eric Hall
Eric Hall
Chief Executive Officer (Principal Executive Officer)
Date: May 15, 2025

By:	/s/ Kirill Bouek
Kirill Bouek
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Date: May 15, 2025

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

Pursuant to Exchange Act Rule 13a-14(a) and Rule 15d-14(a) as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Eric Hall, certify that:

(1) I have reviewed this Quarterly Report on Form 10-Q of Crescent Private Credit Income Corp.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5) The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Crescent Private Credit Income Corp.

Date: May 15, 2025	By:	/s/ Eric Hall
Eric Hall
Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

Pursuant to Exchange Act Rule 13a-14(a) and Rule 15d-14(a) as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Kirill Bouek, certify that:

(1) I have reviewed this Quarterly Report on Form 10-Q of Crescent Private Credit Income Corp.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5) The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Crescent Private Credit Income Corp.

Date: May 15, 2025	By:	/s/ Kirill Bouek
Kirill Bouek
Chief Financial Officer

Exhibit 32.1

Certifications of Chief Executive Officer and Chief Financial Officer Pursuant to

18 U.S.C. Section 1350,

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report on Form 10-Q of Crescent Private Credit Income Corp. (the “Company”) for the quarter ended March 31, 2025, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Eric Hall, as the Chief Executive Officer of the Company and Kirill Bouek, as the Chief Financial Officer of the Company, each hereby certifies, to the best of such officer’s knowledge and belief, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Eric Hall
Name:	Eric Hall
Title:	Chief Executive Officer
Date:	May 15, 2025

/s/ Kirill Bouek
Name:	Kirill Bouek
Title:	Chief Financial Officer
Date:	May 15, 2025